Exhibit 2.1

EXECUTION FORM

TRANSACTION AGREEMENT

between

ASC UTAH LLC

TALISKER LAND HOLDINGS, LLC

TALISKER CANYONS LANDS LLC

TALISKER CANYONS LEASECO LLC

AMERICAN SKIING COMPANY RESORT PROPERTIES LLC

TALISKER CANYONS PROPCO LLC

TALISKER CANYONS FINANCE CO LLC

and

VR CPC HOLDINGS, INC.

Dated as of May 24, 2013

i

TABLE OF CONTENTS  (continued)

ii

TABLE OF CONTENTS  (continued)

iii

EXHIBIT INDEX

Exhibit A	Lease

Exhibit B	Additional Property

Exhibit C	Access Agreement

Exhibit D	Assignment of Contract Rights and Other Intangible Property

Exhibit E	Assumed Talisker Contracts

Exhibit F	Bill of Sale

Exhibit G	Canyons SPA Assignment Agreement

Exhibit H	Colony Development Agreement Assignment

Exhibit I	Easement Agreement Assignment

Exhibit J	Colony MOU Participation and Reimbursement Agreement

Exhibit K	Commercial Use Restriction and Right of First Offer Agreement

Exhibit L	Cooperation Agreement

Exhibit M	Easement Agreements

Exhibit N	Employee Lease Agreement

Exhibit O	Guaranty

Exhibit P	Intellectual Property Agreement

Exhibit Q	Investment Agreement

Exhibit R	Landlord Benefits Side Letter

Exhibit S	Liquor License Transition Documents

Exhibit T	Memorandum of Lease

Exhibit U	Permitted Landlord Mortgagee Protection Agreement

Exhibit V	Reserved Landlord Estate

Exhibit W	RVMA Assignment Agreement

Exhibit X	SkiLink Agreement

Exhibit Y	Sublease Agreement

Exhibit Z	Sundial Mortgage

Exhibit AA	Excluded Talisker Canyons Intellectual Property

Exhibit BB	TCGC Assignment Agreement

Exhibit CC	Tenancy in Common Agreement

Exhibit DD	Transition Services Agreement

Exhibit EE	Water Rights Lease

Exhibit FF	Releases, Affidavits, Indemnities and Other Documents

Exhibit GG	Excluded Assets

Exhibit HH	Assumed Liabilities

Exhibit II	Consents and Approvals

Exhibit JJ	Demised Premises

Exhibit KK	PCMR Base Area

Exhibit LL	Additional Property

Exhibit MM	Talisker Business Employees

Exhibit NN	Payoff Letters

Exhibit OO	Certain Excluded Working Capital Liabilities

Exhibit PP	Interim Policy

Exhibit QQ	Advance Rent Schedule

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is dated as of May 24, 2013 (the “Execution Date”), between , VR CPC HOLDINGS, INC., a Delaware corporation (“Buyer”), and ASC UTAH LLC, a Delaware limited liability company (“ASCU”), TALISKER LAND HOLDINGS, LLC, a Delaware limited liability company (“TLH”), TALISKER CANYONS LANDS LLC, a Delaware limited liability company (“TCL”), TALISKER CANYONS LEASECO LLC, a Delaware limited liability company (“Talisker LeaseCo”), AMERICAN SKIING COMPANY RESORT PROPERTIES LLC, a Delaware limited liability company (“ASCRP” and together with Talisker LeaseCo, ASCU, TLH and TCL, collectively, “Talisker” and each, a “Talisker Party”), and, for the limited purposes set forth herein, TALISKER CANYONS FINANCE CO LLC, a Delaware limited liability company (“TCFC”) and TALISKER CANYONS PROPCO LLC, a Delaware limited liability company (“Talisker PropCo”).

RECITALS

A.            ASCU, together with certain of its Affiliates, is engaged in the business of operating that certain ski area and related amenities commonly known as Canyons Resort, and located in portions of Summit County and Salt Lake County, Utah (“Canyons Resort”), together with all associated recreational, commercial and other activities, amenities and services, including, without limitation, all mountain, resort, winter, summer or year-round operations, parking, equipment rentals, retail sales, property management, hospitality, and food and beverage operations, and including services provided from or located on the Demised Premises but specifically excluding the Excluded Assets and the Additional Property (as such terms are defined below) (the “Business”).

B.            Talisker wishes to transfer to Buyer, and Buyer wishes to acquire from Talisker, the Business, by entering into the Master Agreement of Lease in the form attached as Exhibit A (the “Lease”) and the other Transaction Documents (as defined below), and in connection therewith Buyer is willing to assume certain liabilities and obligations of Talisker relating thereto, all upon the terms and subject to the conditions set forth herein.

C.            TLH or its Affiliates own additional real property identified on Exhibit B (the “Additional Property”) and TCFC wishes to admit Buyer as a member to Talisker Land Resolution LLC, a Delaware limited liability company (“TLR”), which is currently the sole member of TLH pursuant to the terms of the operating agreement of TLR.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Defined Terms.  For purposes of this Agreement:

“2010 ENVIRON Report” is defined in Section 3.16(b)(v).

“2013 ENVIRON Report” is defined in Section 3.16(b)(vi).

“AAA”  shall mean the American Arbitration Association, or its successor organization.  In the event that the American Arbitration Association shall cease to exist and there is no successor organization, then “AAA” shall be construed to mean any similar body mutually acceptable to Talisker LeaseCo and Buyer which is organized for arbitration (or the reasonable equivalent) purposes whose standards are widely accepted for binding alternative dispute resolution then customary for commercial transactions in the then-controlling legal structure; provided that if Talisker LeaseCo and Buyer shall be unable to agree on the choice of such similar body, either party may apply to a court of competent jurisdiction for a determination of such choice, which determination shall be final and binding.

“Access Agreement” means  the agreement between Buyer and Talisker LeaseCo relating to Talisker LeaseCo’s access to the Demised Premises in connection with certain projects, in the form of Exhibit C.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Additional Property” is defined in the Recitals.

“Adjustment Schedule” is defined in Section 3.5.

“Affiliate” of any Person, means any other Person which controls, is controlled by or is under common control with such Person.

“Agreement” is defined in the Preamble.

“ALTA Policy” means an ALTA standard form title insurance policy insuring valid leasehold title or enforceable easement rights (including, as applicable, as tenants in common) in and to one or more of the real estate interests included in the Resort Premises and which includes a “same as” survey endorsement insuring that the property described in such policy is the same as the property depicted on an ALTA survey, but for clarity does not include the Interim Policy until such time as an ALTA survey endorsement on the Interim Policy has been received by Buyer.

“Arbitrable Matter” is defined in Section 10.9.

“Arbitration Complaining Party” is defined in Section 10.9(a).

“Arbitration Demand” is defined in Section 10.9(a).

“Arbitration Non-Complaining Party” is defined in Section 10.9(a).

“ASCU” is defined in the Preamble.

“ASCRP” is defined in the Preamble.

“Assignment of Contract Rights and Other Intangible Property” means the instrument of conveyance relating to the transfer of all of the Assumed Talisker Contracts and other intangible personal property of Talisker, in the form of Exhibit D.

“Assumed Liabilities” is defined in Section 2.3.

“Assumed Talisker Contracts” means (i) all Talisker Contracts listed on Exhibit E, together with (ii) any other Talisker Contract entered into in the ordinary course of operating the Business that (A) relates exclusively to the operation of the Business, (B) involves future payment obligations of less than Fifty Thousand Dollars ($50,000), (C)  expires, is to be performed, or is cancellable without penalty or similar breakage costs, in each case within twelve months by the Talisker Party, (D) is reflected in the Financial Statements (or in the case of ordinary course trade payables, a related and similar Talisker Contract is reflected in the Financial Statements), and (E) does not contain covenants that materially restrict the operation of the Business, including exclusivity provisions and non-competition provisions, and  (iii) any additional Talisker Contracts of which Buyer becomes aware after the date of this Agreement and as to which Buyer elects in writing to assume, whether before or after the Closing Date.

“Basket” is defined in Section 8.5(a).

“Benefit Arrangement” means any employment, consulting, severance or other similar Contract, arrangement, practice, program or policy and each plan, arrangement (written or oral), program, practice, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan and (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by ASCU or any of its ERISA Affiliates or under which ASCU or any of its ERISA Affiliates may incur any liability.

“Bill of Sale” means the instrument of conveyance relating to the transfer of all of Talisker’s Personal Property located at or used in connection with the Canyons Resort, in the form of Exhibit F.

“Business” is defined in in the Recitals.

“Business Assets” means all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (together with the goodwill and going concern value, if any), wherever located and whether now existing or hereafter acquired prior to the Closing Date, which are owned by Talisker and/or any Talisker Affiliate and are related to, used or held for use in connection with the Business, as the same shall exist on the Closing Date, whether or not carried or reflected on or specifically referred to in Talisker’s books or financial statements or in the Disclosure Schedules hereto, including the Property but not including the Excluded Assets.  As used herein, the term “Business Assets” does not include the Additional Property.  For clarity, the Business Assets that comprise the Demised Premises will be leased to Buyer under the Lease, and the remaining Business Assets (other than Excluded Assets) will be conveyed to Buyer pursuant to this Agreement and the other Transaction Documents, subject to the terms hereof.

“Business Day” means all days except Saturdays, Sundays and Holidays.

“Business Employee” means any current employee of ASCU or its Affiliate(s) who is actively employed in the Business as of the Closing Date or who is reasonably expected to return to work within six months of the Closing Date.

“Business Records” means all books, records, ledgers and files or other similar information of Talisker or its Affiliates (in any form or medium) related to, used or held for use in connection with the Business, including all customer lists or data bases, vendor lists, correspondence, mailing lists, revenue records, Tax records (including records relating to payroll and other Taxes but excluding income tax records), invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Intellectual Property disclosures and information, media materials and plates, accounting records and litigation files (but excluding the organization documents, minute and stock record books and corporate seal of Talisker or its Affiliates other than The Canyons Golf Club, LLC).

“Buyer” is defined in the Preamble.

“Buyer Confidential Information” is defined in Section 5.9(b).

“Canyons Golf Club Operating Agreement” shall mean that certain Operating Agreement of The Canyons Golf Club, LLC dated as of June 22, 2011, by and between ASCU and The Canyons Resort Village Association, Inc.

“Canyons Golf Course” means the golf course to be constructed pursuant to the Canyons Golf Club Operating Agreement, including a minimum twelve thousand (12,000) square foot maintenance facility.

“Canyons SPA Assignment Agreement” means the Partial Assignment and Assumption of Amended and Restated Development Agreement for the Canyons Specially Planned Area Agreement, in the form of Exhibit G, pursuant to which ASCU assigns to Buyer certain rights and obligations under the Canyons SPA Development Agreement.

“Canyons SPA Development Agreement” shall mean that certain Amended and Restated Development Agreement for the Canyons Specially Planned Area dated as of

November 15, 1999, by and among ASCU (as successor-by-merger to ASC Utah, Inc., d.b.a. The Canyons and as successor-by-merger to American Skiing Company Resort Properties, Inc.), a group of participating landowners who are signatories thereto, and Summit County, as amended by that certain Amendment to Amended and Restated Development Agreement for the Canyons Specially Planned Area dated as of June 2, 2004, by and among ASCU (as successor-by-merger to ASC Utah, Inc., d.b.a. The Canyons and as successor-by-merger to American Skiing Company Resort Properties, Inc.), and Summit County, and as further amended by that Amendment to Amended and Restated Development Agreement for the Canyons Specifically Planned Area dated as of December 22, 2006, by and among ASCU (as successor-by-merger to ASC Utah, Inc., d.b.a. The Canyons and as successor-by-merger to American Skiing Company Resort Properties, Inc.), a group of participating landowners who are signatories thereto, and Summit County.

“Cap” is defined in Section 8.5(a).

“CC&Rs” shall mean all covenants, conditions and restrictions affecting the Property.

“CERCLA” is defined in Section 3.16(b)(i).

“Clean Water Act” is defined in Section 3.16(b)(i).

“Closing” is defined in Section 2.6(b).

“Closing Date” is defined in Section 2.6(b).

“Closing Date Termination Fees” is defined in Section 5.8(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Colony Development Agreement” shall mean that certain Amended and Restated Development Agreement dated as of April 10, 2003, by and among ASCU (as successor-by-merger to ASC Utah, Inc., d/b/a The Canyons), Iron Mountain Associates, L.L.C. and Ski Land, L.L.C., as further amended by that certain Amendment to Amended and Restated Development Agreement dated as of March, 2008, by and among ASCU (as successor-by-merger to ASC Utah, Inc., d/b/a The Canyons), Iron Mountain Associates, L.L.C. and Ski Land, L.L.C.

“Colony Development Agreement Assignment” means the agreement pursuant to which ASCU assigns to Buyer the Colony Development Agreement, the Colony Joint Operating Agreement, and the Colony MOU, in the form of Exhibit H.

“Colony Easement Agreement Assignment” means the agreement pursuant to which ASCU assigns to Buyer certain easements over that development commonly known as The Colony at White Pine Canyon, in the form of Exhibit I.

“Colony Joint Operating Agreement” shall mean that certain Joint Operating Agreement dated as of December 27, 2000, by and among The Canyons Resort

Village Association, Inc., The Colony at White Pine Canyon Homeowners Association, Inc. and ASCU (as successor-by-merger to ASC Utah, Inc.).

“Colony MOU” shall mean that certain Memorandum of Understanding dated as of March 27, 2013, by and among ASCU (as successor-by-merger to ASC Utah, Inc., d.b.a. The Canyons), TLH, Iron Mountain Associates, L.L.C., and Ski Land, L.L.C.

“Colony MOU Participation and Reimbursement Agreement” means that certain Participation and Reimbursement Agreement regarding the Colony Memorandum of Understanding between ASCU, Talisker PropCo, Talisker LeaseCo, TLH and Buyer, in the form of Exhibit J.

“Commercial Use Restriction and Right of First Offer Agreement” means the agreement between Talisker LeaseCo and Buyer relating to use restriction and right of first offer for various commercial uses, in the form of Exhibit K.

“Confidentiality Agreement” is defined in Section 5.9(a).

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of or right to exercise voting power or voting securities, by contract or otherwise, and “controlling” and “controlled” shall have meanings correlative thereto.  A Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, (a) power to vote fifty percent (50%) or more of the securities or interests having ordinary voting power for the election of directors, managing general partners, managers, or members of the governing body or management of such Person, or (b) power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Cooperation Agreement” means the agreement between Talisker PropCo and Buyer relating to the development of real estate in and around the Canyons Resort, in the form of Exhibit L

“CSM/Hardline Lien” shall mean shall mean that certain Notice of Intent to Hold and Claim Lien by Hardline Excavation, LLC in the amount of $246,209.06 and recorded on March 12, 2012  in the Official Records of Summit County, Utah as Entry No. 941107 in Book 2119, Page 380.

“Datasite” shall mean the files stored on the extranet site as of 10:00 PM MT on April 5, 2013 located at the web address accessed using the following URL: https://talisker.sharefile.com/?uh=bp, copies of which have been stored in digital format on recordable discs and placed in the custody of Gibson, Dunn & Crutcher LLP and Paul Hastings LLP at the addresses set forth in Section 10.4.

“Demised Premises” means the assets included within the definition of “Demised Premises” in the Lease, together with the goodwill and going concern value associated therewith, if any.

“Disclosure Schedules” is defined in Article III.

“Easement Agreements” mean the ancillary easement agreement(s) over land owned by Talisker but not included in the Demised Premises, in the form of Exhibit M.

“Employee Lease Agreement” means that certain Employee Lease Agreement between ASCU and Buyer, in the form of Exhibit N.

“Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” is defined in Section 3.16(b)(i).

“Environmental Permits” is defined in Section 3.16(b)(ii).

“Equipment” shall mean all fixtures from time to time located on and used in connection with the operation of the buildings and structures forming the Improvements, including, without limitation, all attached, affixed or built-in plumbing, electrical, mechanical, heating, ventilating, fire safety and air conditioning systems of the Improvements, snowmaking equipment, maintenance equipment, furnaces, boilers, compressors, elevators, fittings, piping, conduit, ducts, and apparatus in each case from time to time attached, affixed or built-in to the Improvements, and all ski lift machinery and operating systems (but in all the above cases excluding the Personal Property and all property owned by third Persons, or leased by Buyer from third Persons).

“ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with ASCU as defined in Section 414(b) or (c) of the Code or that is otherwise (or at any relevant time was) required to be treated, together with ASCU, or as the case may be, as a single employer under Sections 414(m) or (o) of the Code.

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 2.4.

“Excluded Working Capital Liabilities” means all liabilities of Talisker, accrued or otherwise, relating to (a) employee wages, vacation, withholdings, or benefits (except to the extent otherwise provided in the Employee Lease Agreement) (b)  Taxes, other than (i) non-delinquent sales Taxes incurred in the ordinary course of business, and (ii) non-delinquent property and similar ad valorem Taxes accrued at Closing with respect to Business Assets included within the Demised Premises, (c) interest, or any portion of any Funded Indebtedness that may otherwise be classified as a current liability, (d) expenses identified as PropCo — Ground leases, AP General in the Adjustment Schedule, (e) any intercompany transactions (except to the extent comprising an Assumed Liability or Assumed Talisker Contract or as otherwise provided in any Transaction Agreement(s)), (f) any liability otherwise specifically listed as an Excluded Liability under Section 2.4(a) through 2.4(p), (g) any liability arising as a result of a breach by any Talisker Party of any representation, warranty or covenant, including Section 3.6(d) and Section 5.1(m), (h) any special, one-time or non-recurring real estate assessments except(i) to the extent such assessments satisfy the definition of an Assumed Liability under Section 2.3(a) but for the exclusion of “Excluded Working Capital Liabilities” in such section, or (ii) transfer Taxes or assessments for which Buyer is responsible under Section 6.1, and (h) without duplication of the foregoing, items that are or would be properly recorded on a balance sheet of Talisker and reflected in the general ledger accounts identified on Exhibit OO as “Excluded Working Capital Accounts”.

“Execution Date” is defined in the Preamble.

“Financial Statements” is defined in Section 3.5.

“Fundamental Representations” is defined in Section 8.1(a).

“Funded Indebtedness” means (i) any amounts due under that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents between TCL and Sun Life Assurance Company, that certain Loan Agreement dated as of January 28, 2011, as amended by that certain Modification Agreement dated as of November 18, 2011, as amended by that certain Second Modification Agreement dated as of August 29, 2012, between ASCU and Wells Fargo Bank, National Association, that certain Passenger Ropeway Supply and Installation Agreement — “Orange Bubble,” between Doppelmyr CTEC, Inc. and ASCU, dated April 30, 2010, (ii) amounts required by the Title Company in order to remove the following Encumbrances from the Interim Policy: (a) the CSM/Hardline Lien, (b) the Kirton Lien, and (c) the Trust Deed with Assignment of Rents among Iron Mountain Associates, L.L.C., United Park City Mines Company and Greater Park City Company, dated November 26, 2001, and any other monetary Encumbrance that is not related to an Assumed Talisker Contract; and (iii) all other indebtedness for borrowed money or monetary lien of Talisker or its Affiliates that results in any Encumbrance on the Demised Premises or any Business Asset, other than any such indebtedness included in, or monetary lien arising from, an Assumed Talisker Contract.

“GAAP” means those conventions, rules, procedures and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted by major independent accounting firms in the United States.

Any financial or accounting terms not otherwise defined herein shall be construed and applied according to GAAP.

“Governmental Authority” shall mean the government of the United States of America, the government of any other nation, any political subdivision of the United States of America or any other nation (including, without limitation, any state, territory, federal district, municipality or possession) and any federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality or court, or any political subdivision thereof, or any successors to any of the same, having jurisdiction over the Demised Premises or this Agreement.

“Grand Summit Litigation” shall mean Case No. 130500010, 3rd District Court, Summit County, Utah and all related proceedings, now existing or hereafter brought, involving the Canyons Grand Summit Owners Association, Inc., Jim Winfree, Ed Rofes, Ingrid Anastasiu, Annette Larsen and Terry Hall, individually and as members of the Executive Board of the Canyons Grand Summit Owners Association, Inc., including any settlement negotiations.

“Guaranty” means the guaranty of Buyer’s obligations of under the Lease, duly executed by Parent, in the form of Exhibit O.

“Hazardous Substances” is defined in Section 3.16(b)(iii).

“Hearing” is defined in Section 10.9(b).

“Holiday” means New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day following Thanksgiving, Christmas and any other day which shall be observed by both the government of the United States of America and the Utah State government (or their successors) as a legal holiday, along with the first, second and last days of Passover, Rosh Hashanah, Yom Kippur, Shavuot and Sukkot.

“HSR Act” is defined in Section 3.3(b).

“Improvements” means any and all buildings, improvements and structures from time to time erected within or forming a part of the Demised Premises .  Any alterations, additions, deletions, replacements, improvements and/or any other changes to the Improvements (upon their making) shall be and constitute part of the Improvements; provided, however, that “Improvements” shall not include any of the Excluded Assets and rights related thereto.

“Indemnified Party” is defined in Section 8.4(a).

“Indemnifying Party” is defined in Section 8.4(a).

“Intangible Property” shall mean all (i) Rights, (ii) all Receivables, (iii) each of the Permits, (iv) all Prepaid Items, (v) all rights of Talisker to claims for refunds (to the extent not refunded to Talisker prior to Closing) and rights to offset existing in favor of Talisker as of the Closing, in each case, relating to the construction, ownership, management, use, operation, disposition of and/or other dealings with the Real Property and/or Personal Property, (vi) any interests as a declarant, founder, member or otherwise in any owners’ association or under any covenants, conditions and restrictions affecting all or any portion of the Real Property from and after the Closing Date, including without limitation under any Owners’ Association Documents, (vii) any and all other intangible personal property, general intangibles or payment intangibles that relate to or arise from or in connection with the  Real Property or Personal Property (as the same may be amended, adjusted or modified in compliance with this Agreement), including any rights to reimbursement from any public utilities district, and (viii) all amendments, modifications, supplements and/or guaranties of the foregoing and any security therefor, whether in the form of cash, letters of credit, or otherwise; provided, however, that “Intangible Property” shall not include any of the Excluded Assets and rights related thereto.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction:  (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications and similar reservation of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instruments, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets; provided, however, that “Intellectual Property” shall not include any of the Excluded Assets.

“Intellectual Property Agreement” means the intellectual property license between ASCU and Buyer in the form of Exhibit P.

“Interim Policy” means collectively the marked title commitment or pro forma leasehold title policy covering all or a portion of the Resort Premises and Additional Property, attached hereto as Exhibit PP.

“Inventory” means all inventory, rental equipment, finished goods, supplies, parts and similar items related to, used or held for sale, rental or use in connection with the Business.

“Investment Agreement” shall mean that certain Investment Agreement dated as of the date hereof, by and between Talisker LeaseCo and Buyer in the form of Exhibit Q.

“Kirton Lien” shall mean those certain Notices of Attorney’s Liens filed in the 3rd Judicial District Court by Christopher S. Hill of Kirton & McConkie in the amount of $1,112,003.30 and recorded on March 26, 2012 in the Official Records of Summit County, Utah as Entry No. 942000 in Book 2121, Page 563 and in the Official Records of Salt Lake County, Utah as Entry No. 11357156 in Book 10002, Page 4027.

“knowledge,” with respect to Talisker, except as otherwise specifically set forth in this Agreement, is limited to the actual present knowledge of Jack Bistricer, Michael Goar, Paul Weinberger, Jeff Levine and David Smith.

“Land” means that portion of the land owned in fee by ASCU, TCL, or their Affiliates (including Talisker LeaseCo) and more particularly described on Exhibit E to the Lease.

“Landlord Benefits Side Letter” means the letter between Talisker LeaseCo and Buyer granting certain ongoing benefits to Talisker LeaseCo and its Affiliates and certain of their clients, in the form of Exhibit R.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Lease” is defined in the Recitals.

“Liquor License Transition Documents” means that certain Liquor License Transition Agreement between ASCU and Buyer and that certain Liquor License Indemnification Agreement between ASCU and Buyer, in the form of Exhibit S.

“Lists” is defined in Section 3.7(a)(ii).

“Losses” is defined in Section 8.2.

“LV11 Road Agreement” means the Cost Sharing Agreement for the Canyons Lower Village Basic Infrastructure, dated July 27, 2011, among The Canyons Resort Village Association, Park City Fire Service District, IHC Health Services, Inc., White Pine Development Corp. and Summit County, Utah.

“LV13 Road Agreement” means the Cost Sharing Agreement for The Canyons Lower Village Basic Infrastructure (LV13 Road), dated July 27, 2011, between The Canyons Resort Village Association, Inc. and IHC Health Services, Inc.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Business, taken as a whole.

“Material Contracts” is defined in Section 3.17(a).

“Memorandum of Lease” means a memorandum of lease in respect of the Lease, in the form of Exhibit T.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, that ASCU or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which ASCU or any of its ERISA Affiliates may incur any liability.

“Non-Paying Party” is defined in Section 6.2.

“Nova Deposit” means the Nova cash reserve (Account # 4171-000-8006-10100 in Trial Balance).

“OFAC” is defined in Section 3.7(a)(ii).

“Orders” is defined in Section 3.7(a)(ii).

“Osguthorpe Easement” means that certain Restatement of Agreement dated as of August 1, 2001, effective as of August 14, 1996, by and between D.A. Osguthorpe and D.A. Osguthorpe Family Partnership, as lessors, and Wolf Mountain Resorts, L.C., as lessee.

“Owners’ Association Documents” means all documents, agreements and/or CC&Rs related to the formation, organization, governance of or operation of any owners’ association affecting any portion of the Property.

“Parent” means Vail Resorts, Inc., a Delaware corporation.

“Paying Party” is defined in Section 6.2.

“Payoff Amount” is defined in Section 3.20

“Payoff Letters” means a payoff letter duly executed by each holder of Funded Indebtedness, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of Talisker and its Affiliates arising under or related to the applicable Funded Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances evidencing and/or securing such Funded Indebtedness shall be released; (iii) the payee shall take all actions reasonably requested by Buyer to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to Buyer or ASCU and/or TCL all instruments evidencing and/or securing the applicable Funded Indebtedness (including all notes); provided, however, that (a) with respect to the Funded Indebtedness identified in clause (ii) of the definition thereof, a “Payoff Letter” shall mean un undertaking by the Title Company to remove any Encumbrances associated with such Funded Indebtedness upon receipt of the amount of such Funded Indebtedness by the Title Company .

“PCMR” means that certain ski area and related amenities commonly known as Park City Mountain Resort.

“PCMR Historical Lease” means (a) that certain Lease (Resort Area) dated as of January 1, 1971, by and between United Park City Mines Company (“UPK”), as lessor, and Treasure Mountain Resort Company, as lessee, as amended by that certain Amendment to Lease (Resort Area) dated as of May 1, 1975, by and between UPK, as lessor, and Greater Park City Company (formerly Treasure Mountain Resort Company) (“Greater Park City”), as lessee (which amended lease was assigned by that certain Assignment of Leases dated as of October 11, 1975, by and between Greater Park City, as assignor, and Greater Properties Inc. (“Greater Properties”), as assignee, and was subsequently subleased by that certain Agreement of Sublease dated as of October 11, 1975, by and between Greater Properties, as sublessor, and Greater Park City, as sublessee), as amended by that certain Second Amendment to Lease (Resort Area) dated as of June 19, 1980, by and among UPK, Greater Properties and Greater Park City, as amended by that certain Third Amendment to Lease (Resort Area) dated as of December 12, 1980, by and among UPK, Greater Properties and Greater Park City, as amended by that certain Fourth Amendment to Lease (Resort Area) dated as of July 28, 1997, by and among UPK, Greater Properties, and Greater Park City, as amended by that certain Fourth Amendment to Lease (Resort Area) dated as of May 1, 2001, by and among UPK, Greater Properties and Greater Park City, as amended by that certain Fourth Amendment to Lease Resort Area dated as of December 2004, to be effective as of May 1, 2001, by and among UPK, Greater Properties, and Greater Park City, as may be amended by that certain Acknowledgement and Consent Regarding Resort Area and Crescent Ridge Leases dated as of December 15, 2004, by and among UPK, Greater Properties and Greater Park City (formerly, Treasure Mountain Resort Company); and (b) that certain Lease (Crescent Ridge) dated as of May 1, 1975, by and between UPK and Greater Park City (which lease was assigned by that certain Assignment of Leases dated as of October 11, 1975, by and between Greater Park City, as assignor, and Greater Properties, as assignee, and was subsequently subleased by that certain Agreement of Sublease dated as of October 11, 1975, by and between Greater Properties, as sublessor, and Greater Park City, as sublessee), as may be amended by that certain Acknowledgement and Consent Regarding Resort Area and Crescent Ridge Leases dated as of December 15, 2004, by and among UPK, Greater Properties and Greater Park City (formerly, Treasure Mountain Resort Company).

“PCMR Litigation” means Case No. 120500157, 3rd District Court, Summit County, Utah and all related proceedings, now existing or hereafter brought,  involving TLH, UPK, Greater Properties and Greater Park City.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that ASCU or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any such entity may incur any liability.

“Permits” means all permits, franchises, approvals, consents, ratifications, certificates, concessions, exemptions, orders, notices, waivers, authorizations, licenses (including liquor licenses), registrations, entitlements, surveys, plans and specifications, dedications, subdivision maps, fee or proffer credits, front-foot benefit rights respecting the  Real Property or the Business, and certificates or permits issued, granted, given or otherwise made available by or under the authority of any Governmental Authority relating to the construction, ownership, management, use, operation, disposition of and/or other dealings with the  Real Property and/or Personal Property, or required to be obtained or maintained by, Talisker by a Governmental Authority with respect to the conduct or operation of the Business as currently conducted, and all pending applications therefor and amendments, modifications and renewals thereof.

“Permitted Encumbrances” is as defined in the Lease.

“Permitted Landlord Mortgagee Protection Agreement” means the agreement relating to mortgages of Talisker LeaseCo’s interest in the Demised Premises, in the form of Exhibit U.

“Person” means any individual, general partnership, limited partnership, corporation, joint venture, trust, business trust, limited liability company, cooperative or association or any other recognized business entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person as the context may require, provided that use of “person” without capitalization of the initial letter shall be deemed to refer only to an individual Person.

“Personal Property” means all of Talisker’s and its Affiliates’ right, title and interest in and to all personal property (of any kind or nature) kept or maintained at, or used by Talisker on, the Resort Premises in connection with or conducting the Business, but not affixed or attached thereto; provided, however, that in no event shall the term “Personal Property” be deemed to include any of the Excluded Assets and rights related thereto or any property included within the term “Equipment,” as defined above.

“Prepaid Items” means all credits, prepaid expenses, advance payments, security deposits (except for the Nova Deposit), escrows and other prepaid items of Talisker arising from or related to the Business.

“Property” means the Real Property (including the Resort Premises, the Improvements and Equipment), the Personal Property, the Intangible Property and the Talisker Canyons Intellectual Property, and does not include the Additional Property.

“RCRA” is defined in Section 3.16(b)(i).

“Real Property” means the Resort Premises, together with all of Talisker LeaseCo’s or any Affiliate’s right, title and interest in and to all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances appertaining to or benefitting or burdening the Land or the  Improvements situated thereon, including (except to the extent comprising an Excluded Asset) (a) development rights, development credits, entitlements, air rights, subsurface rights, rights of way, land use rights, air rights, viewshed rights, density credits, (b) water, sewer, sewer tap, electrical or other utility services, credits and/or rebates,  (c) strips and gores, any rights of Talisker or an Affiliate in and to the street, sidewalks, alleys, driveways, parking areas and areas adjacent thereto or used in connection with the Land and/or  Improvements, all rights of Talisker or an Affiliate in any land lying in the bed of any existing or proposed street, road or alley adjoining the Resort Premises, and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Resort Premises, including the Improvements, (d) all right, title and interest of Talisker LeaseCo or an Affiliate in and to any award made or to be made in lieu thereof and in and to any unpaid award for damages to the Resort Premises by reason of any change of grade of any street, all estates, rights, interests and appurtenances, reversions and remainders whatsoever, in any way belonging or appertaining to the Resort Premises or any part thereof, (e) all water, ditches, wells, reservoirs, water taps and drains and all water, ditch, well, reservoir, water tap and drainage rights which are appurtenant to, located on, under or above or used in connection with the Resort Premises, or any part thereof, whether now existing or proposed, and (f) all impact fee or connection fee credits on the Resort Premises or any part thereof; but in each case excluding the Excluded Assets.

“Receivables” means all receivables (including accounts receivable, loans receivable and advances) arising from or related to the Business.

“Related Party,” with respect to any specified Person, means:  (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; or (iii) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 10% of the outstanding  equity or ownership interests of such specified Person.

“Release” is defined in Section 3.16(b)(iv).

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Reserved Landlord Estate” shall mean interests described on Exhibit V.

“Resolution Operating Agreement” means the operating agreement of Talisker Land Resolution LLC, a Delaware limited liability company, a  special purpose entity formed for the purpose of resolving the PCMR Litigation and treatment of the Additional Property, dated as of the Closing Date.

“Resort Premises” means the Demised Premises, together with any Land, Improvements, Equipment, or other real or personal property in which Talisker is purporting to deliver an interest to Buyer under this Agreement or any Transaction Agreement in connection with the Canyons Resort, including under the Tenancy in Common Agreement and the Easement Agreements, but excludes the Additional Property

(unless and until the Additional Property is specifically added to the Demised Premises pursuant to an amendment to the Lease), and any Excluded Assets (other than to the extent of any interest in such Excluded Asset delivered to Buyer pursuant to any of the Transaction Agreements).

“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Business, the Business Assets or the Assumed Liabilities, including:  (i) all rights under any Assumed Talisker Contract, including all security deposits (except for the Nova Deposit), guaranties executed in connection with and letters of credit pertaining to such Assumed Talisker Contract, rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Talisker Canyons Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the Laws of any jurisdiction; and (iii) all rights under all guarantees, warranties, indemnities and insurance policies arising from or related to the Business, the Business Assets or the Assumed Liabilities, including relating to the construction, ownership, management, use, operation, disposition of and/or other dealings with any of the  Real Property and/or Personal Property; provided, however, that “Rights” shall not include any rights, claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Excluded Assets.

“RVMA” means The Canyons Resort Village Association, Inc.

“RVMA Assignment Agreement” means the agreement pursuant to which ASCU partially assigns to Buyer that certain The Canyons Resort Village Management Agreement dated as of November 15, 1999, by and among ASCU (as successor-by-merger to ASC Utah, Inc., d.b.a. The Canyons), American Skiing Company Resort Properties, Inc., Wolf Mountain Resorts, L.C., RVMA, and other individual landowners, in the form of Exhibit W.

“RVMA Voting Agreement” means the agreement relating to management of the RVMA between one or more Affiliates of Talisker and Buyer, dated as of the Execution Date.

“SITLA Ground Lease” means that certain Lease Agreement No. 419 dated as of July 1, 1998, by and between the State of Utah, acting by and through the Director of the School and Institutional Trust Lands Administration, as lessor, and ASCU (as successor-by-merger to ASC Utah d/b/a The Canyons), as lessee, as amended by that certain First Amendment to Amended and Restated Lease Agreement No. 419 dated as of December 11, 2001, by and between the State of Utah, acting by and through the Director of the School and Institutional Trust Lands Administration, as lessor, and ASCU (as successor-by-merger to ASC Utah), as lessee.

“Ski Patrol Agreement” means that certain Agreement dated as of August 17, 2011 by and between ASCU (as successor-by-merger to ASC Utah d/b/a The Canyons) and The Canyons Professional Ski Patrol Association.

“SkiLink Agreement” means that certain Assumption of Ski Link Obligations dated as of the date hereof between Talisker LeaseCo and Buyer relating to the SkiLink project and Talisker LeaseCo’s obligations under that certain Ski-Link Letter Agreement between The Canyons Resort and Solitude Mountain Resort, dated August 2, 2010, in the form of Exhibit X.

“Straddle Period Tax” is defined in Section 6.2.

“Sublease Agreement” means the agreement between Talisker LeaseCo and Buyer pursuant to which Talisker LeaseCo subleases certain space from Buyer to be used in connection with its real estate sale activities, in the form of Exhibit Y.

“Sundial Mortgage” means the agreement pursuant to which Buyer receives a first priority mortgage on certain assets in the Sundial Lodge (as defined in the Lease) to secure Talisker LeaseCo’s indemnification obligations under this Agreement, in the form of Exhibit Z.

“Talisker” is defined in the Preamble.

“Talisker Canyons Intellectual Property” means such of the Intellectual Property owned (in whole or in part) by or licensed to Talisker or its Affiliates to the extent related to, used or held for use in connection with the Business, excluding Intellectual Property set forth on Exhibit AA.

“Talisker Confidential Information” is defined in Section 5.9(b).

“Talisker Contract” means any Contract arising from or relating to the Business or the Business Assets (i) to which ASCU or any of its Affiliates is a party, (ii) under which ASCU or such Affiliate may have any rights or (iii) by which ASCU or such Affiliate, the Business or any of the Business Assets may be bound, and all bids, quotations and proposals therefor.

“Talisker LeaseCo” is defined in the Preamble.

“Talisker PropCo” is defined in the Preamble.

“Tax Matters Agreement” means the agreement between Talisker and Buyer regarding certain tax matters pertaining to the Transactions.

“Tax Return” means a report, return, form (including elections, declarations, amendments, claims for refund, schedules, information returns or attachments thereto) or other information or document supplied or required to be supplied to a Governmental Authority with respect to Taxes.

“Taxes” means:  (i) all federal, state, county, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, value added, withholding, payroll, employment, disability, excise, severance, stamp, capital stock, production, business and occupation, premium, property, customs or duties, or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person; and (iv) any loss in connection with the determination, settlement or litigation of any of the foregoing.

“TCFC” is defined in the Preamble.

“TCGC Assignment Agreement” means the agreement pursuant to which Buyer obtains ASCU’s equity interests in The Canyons Golf Club, LLC, in the form of Exhibit BB.

“TCL” is defined in the Preamble.

“Tenancy in Common Agreement” means the tenancy in common agreement between Talisker PropCo and Buyer in the form of Exhibit CC.

“Third Party Claim” is defined in Section 8.4(a).

“Title Company” means Coalition Title Agency, Park City, Utah.

“TLH” is defined in the Preamble.

“TLR” is defined in the Recitals.

“Transaction Documents” means the agreements, documents and instruments listed in Section 2.1(a) and Section 2.1(f), together with all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Transactions” is defined in Section 2.1.

“Transfer Tax” means any transfer, sales, use, ad valorem, property, excise, documentary transfer, real estate assessment or other tax imposed on Talisker or Buyer as a result of the transactions contemplated by this Agreement.

“Transition Services Agreement” means the agreement between ASCU and Buyer relating to the performance of certain services following the Closing, in the form of Exhibit DD.

“UPK” is defined in the definition of “PCMR” Lease.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 to 2109.

“Water Rights” is defined in Section 3.15(a).

“Water Rights Lease” means the Water Lease pursuant to which ASCU shall lease to Buyer rights under the Water Shares and certain other Water Rights, in the form of Exhibit EE.

“Water Shares” means 35 Class B Culinary and 810 Class D Snowmaking shares of Summit Water Distribution Company.

“Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, that ASCU or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or under which any such entity may incur any liability.

“Willow Draw Roadway Agreement” means the Cost Sharing Agreement for West Willow Draw Basic Infrastructure, dated December 30, 2010, between The Canyons Resort Village Associations, Inc. and Joseph L. Krofcheck.

ARTICLE II
TRANSACTIONS; CLOSING; ADJUSTMENTS

Section 2.1                                    Transactions to be Consummated.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the following transactions will be consummated (the “Transactions”):

(a)                                 Master Agreement of Lease.  Talisker LeaseCo will lease the Demised Premises to Buyer or its Affiliates under the Lease.

(b)                                 Sale of  Business Assets.  Talisker, Talisker PropCo and TCFC shall as applicable, sell, assign, transfer, convey, deliver or lease to Buyer, and Buyer shall purchase or lease from Talisker and Talisker PropCo, all of Talisker’s, Talisker PropCo’s and TCFC’s right, title and interest in and to all of the Business Assets (other than any Excluded Assets, the SITLA Ground Lease, the Osguthorpe Easement, the Additional Property, the lands covered by the Easement Agreements and any Business Assets included in the Demised Premises and the premises subject to the Easement Agreements), in each case free and clear of any Encumbrances other than Permitted Encumbrances.  For the purposes of clarity, notwithstanding anything herein to the contrary, to the extent any Affiliate of Talisker, Talisker PropCo or TCFC owns such assets, such Affiliate shall transfer such assets to Talisker, Talisker PropCo or TCFC and Talisker, Talisker PropCo or

TCFC, as applicable, shall transfer such assets to the Buyer in accordance with the terms of this Agreement.

(c)                                  Easements.  Talisker PropCo will grant irrevocable and exclusive easements to Buyer covering certain lands more specifically identified in the Easement Agreements.

(d)                                 PCMR.  TCFC will admit Buyer as a member in TLR pursuant to the Resolution Operating Agreement.

(e)                                  Tenancy in Common Agreement.  ASCU will assign the Osguthorpe Easement and the SITLA Ground Lease to Buyer and Talisker PropCo as tenants in common.

(f)                                   Transaction Documents.  The following will be executed by each of the parties thereto and delivered into escrow and will be released from escrow and will become effective as of the Closing Date:

(i)                                     Access Agreement;

(ii)                                  Assignment of Contract Rights and Other Intangible Property;

(iii)                               Bill of Sale;

(iv)                              Canyons SPA Assignment Agreement;

(v)                                 Colony Development Agreement Assignment;

(vi)                              Colony Easement Agreement Assignment;

(vii)                           Colony MOU Participation and Reimbursement Agreement;

(viii)                        Commercial Use Restriction and Right of First Offer Agreement;

(ix)                              Cooperation Agreement;

(x)                                 Easement Agreements;

(xi)                              Guaranty;

(xii)                           Intellectual Property Agreement;

(xiii)                        Investment Agreement;

(xiv)                       Landlord Benefits Side Letter;

(xv)                          Memorandum of Lease;

(xvi)                       Permitted Landlord Mortgagee Protection Agreement;

(xvii)                    Resolution Operating Agreement;

(xviii)                 RVMA Assignment Agreement;

(xix)                       RVMA Voting Agreement;

(xx)                          SkiLink Agreement;

(xxi)                       Sublease Agreement;

(xxii)                    Sundial Mortgage;

(xxiii)                 Tax Matters Agreement;

(xxiv)                TCGC Assignment Agreement;

(xxv)                   Tenancy in Common Agreement;

(xxvi)                Transition Services Agreement;

(xxvii)             Employee Lease Agreement;

(xxviii)          Liquor License Transition Documents; and

(xxix)                Water Rights Lease.

(g)                                  Other Deliveries by Talisker.  Talisker, TCFC and Talisker PropCo shall deliver or cause to be delivered to Buyer the following documents, each duly executed by the Talisker Party identified therein:

(i)                                     certified copies of the certificate of incorporation and bylaws, or equivalent organizational documents, of each Talisker Party;

(ii)                                  certified resolutions of the Board of Directors or Manager of each Talisker Party and its Affiliates, as applicable, authorizing the transactions contemplated by this Agreement and the Transaction Documents, to the extent such resolutions are required by applicable Law or the governing documents of each Talisker Party and Affiliate in order to authorize such transactions;

(iii)                               a duly executed certificate of an officer of each Talisker Party as to incumbency and specimen signatures of officers of each Talisker Party executing this Agreement and the Transaction Documents;

(iv)                              a duly executed certificate of an officer of each Talisker Party certifying the fulfillment of the conditions set forth in Section 7.3(a);

(v)                                 a certificate of non-foreign status from TCFC in compliance with Treasury Regulations Section 1.1445-2(b)(2)(iv)(B), certifying among other things that for federal income tax purposes each of the entities comprising Talisker is a disregarded entity, and an original IRS Form W-9 from TCFC properly completed;

(vi)                              the releases, affidavits, indemnities and other documents listed on Exhibit FF; and

(vii)                           such other instruments, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the lease of the Business Assets to Buyer and to put Buyer in actual possession or control of the Business Assets.

(h)                                 Other Deliveries by Buyer.  At the Closing, Buyer shall deliver or cause to be delivered to Talisker LeaseCo the following documents, each duly executed by Buyer:

(i)                                     certified copies of the certificate of incorporation and bylaws of Buyer;

(ii)                                  certified resolutions of the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement and the Transaction Documents;

(iii)                               a duly executed certificate of an officer of Buyer as to incumbency and specimen signatures of officers of Buyer executing this Agreement and the Transaction Documents;

(iv)                              a duly executed certificate of an officer of Buyer certifying the fulfillment of the conditions set forth in Section 7.2(a);

(v)                                 such other documents and instruments, in form and substance reasonably satisfactory to Talisker LeaseCo, as Talisker LeaseCo may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer of the Assumed Liabilities, duly executed by Buyer; and

(vi)                              a Utah resale certificate with respect to the inventory included in the Business Assets.

(i)                                     Other Deliveries by Guarantor.  At the Closing, Guarantor shall deliver or cause to be delivered to Talisker LeaseCo the following documents, each duly executed by Guarantor:

(i)                                     certified copies of the certificate of incorporation and bylaws of Guarantor;

(ii)                                  certified resolutions of the Board of Directors of Guarantor authorizing Guarantor to enter into the Guaranty;

(iii)                               a duly executed certificate of an officer of Guarantor as to incumbency and specimen signatures of officers of Guarantor executing the Guaranty; and

(iv)                              such other documents and instruments, in form and substance reasonably satisfactory to Talisker LeaseCo, as Talisker LeaseCo may reasonably request or as may be otherwise necessary or desirable to effect the Guaranty, duly executed by Guarantor.

Section 2.2                                    Excluded Assets.  Talisker is not leasing, demising, selling, transferring, assigning or otherwise conveying, and Buyer is not acquiring any interests in or to, any of the following assets of Talisker, all of which shall be retained by Talisker (collectively, the “Excluded Assets”):

(a)                                 all of Talisker’s cash, restricted cash and cash equivalents;

(b)                                 the Reserved Landlord Estate (other than any interests conveyed or assigned to Buyer pursuant to the Easement Agreements);

(c)                                  any and all choses in action, claims, counterclaims, defenses, rights and interests (including intangibles) in any way related to any past, present or future claims, proceedings or litigation between Wolf Mountain Resorts (and any of its Affiliates), and Talisker or any of Talisker’s Affiliates, including but not limited to Talisker’s rights and interests under or related to that certain monetary judgment against Wolf Mountain Resorts in the original amount of approximately $60.7 million, but for clarity not including any rights to the ownership, possession or use of any tangible Business Assets or the Resort Premises;

(d)                                 any claims, defenses, counterclaims, rights and interests related to monetary damages (and any related judgments) asserted against or by Stephen Osguthorpe and related parties to the extent relating to or arising out of the Actions involving the Osguthorpes listed as items 2 and 3 of Schedule 2.4(f);

(e)                                  The Waldorf Astoria hotel and residences, including the land on which the hotel and residences are located;

(f)                                   all rights of Talisker under this Agreement and the Transaction Documents;

(g)                                  the fee interest in the Demised Premises and the Additional Property;

(h)                                 water rights, the Water Shares, and the Water Rights (excluding the Water Rights Lease and any rights to community water used by the Canyons Resort), and all other water stock and water rights, whether evidenced by additional stock in Summit Water Distribution Company, or otherwise;

(i)                                     all of Landlord’s Reserved Density (as such term is defined in the Lease); and

(j)                                    those matters listed on Exhibit GG.

Section 2.3                                    Assumed Liabilities.  In connection with the lease, purchase and sale of the Business Assets pursuant to this Agreement and the Transaction Documents, at the Closing, Buyer shall assume the following liabilities and obligations of Talisker related to the Business (the “Assumed Liabilities”):

(a)                                 all current liabilities of the Business incurred in the ordinary course of business that are not Excluded Working Capital Liabilities and that are or would be properly recorded on a balance sheet of Talisker as of the Closing Date and reflected in the general ledger accounts identified on Exhibit OO as “Assumed Working Capital Accounts;” provided, however that such liabilities shall not be Assumed Liabilities if accruals for such liabilities were also required under GAAP to be reflected in such general ledger accounts on the March 31, 2013 balance sheet for the Business attached to Exhibit OO, and such March 31, 2013 balance sheet failed to properly reflect such accruals; provided further that the preceding proviso shall not operate to exclude any liabilities from the definition of Assumed Liabilities unless the aggregate effect of such failures to properly accrue exceed $150,000, and in determining such aggregate amount, any failure to properly accrue that arises from an ordinary course delay in becoming aware of such liability (such as receipt of a vendor invoice after the month-end accounting closing) is excluded from such aggregate amount;

(b)                                 all liabilities of Talisker under the Assumed Talisker Contracts to be performed on or after, or in respect of periods following, the Closing Date, except in each case to the extent arising from any default by Talisker or any Affiliate thereunder or hereunder accruing or arising from facts, events or circumstances existing or having occurred before the Closing Date;

(c)                                  all costs, liabilities and obligations expressly undertaken or assumed by Buyer pursuant to and in accordance with any of the Transaction Documents;

(d)                                 sales taxes, property taxes or similar ad valorem taxes and condominium-common charges which are not delinquent as of the Closing Date, but excluding any such items that are Excluded Working Capital Liabilities; and

(e)                                  all liabilities of Talisker set forth on Exhibit HH.

Section 2.4                                    Excluded Liabilities.  Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any Schedule or Exhibit hereto or any Transaction Document to the contrary, and regardless of any disclosure to Buyer, except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform or otherwise discharge (and Talisker shall retain, pay, perform or otherwise discharge without recourse to Buyer) any liabilities or obligations of Talisker of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising, other than to the extent any such items accrue with respect to the operation of the Business by Buyer following the Closing Date (the “Excluded Liabilities”), including the following:

(a)                                 all liability for (i) Taxes of Talisker or any Affiliate of Talisker whenever incurred, including without limitation Taxes of Talisker that could become a liability of, or be assessed or collected against, Buyer or that could become a Lien on the Business Assets, and (ii) all Taxes arising from or with respect to the Business Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date (including any Taxes that are the liability of Talisker pursuant to Sections 6.2), except in each case for sales Taxes and property or similar ad valorem Taxes assumed under Section 2.3(a) or as set forth in Article VI;

(b)                                 any liability pursuant to any Environmental Law arising from or related to any action, event, circumstance or condition occurring or existing on or prior to the Closing Date, whether relating to the Property or the Additional Property;

(c)                                  any indebtedness for borrowed money or guarantees thereof outstanding as of the Closing Date, it being understood and agreed that liabilities under operating or capital leases of equipment (including, without limitation, snowboards, skis, boots, poles and helmets) that are included in the Assumed Talisker Contracts shall not be considered indebtedness for purposes of this Section 2.4(c);

(d)                                 any liability resulting from ASCU’s or its Affiliate’s action or inaction prior to the Closing Date relating to any past or current employee of ASCU, any past or current employee of any ASCU Affiliate, any union or association representing any past or current employee of ASCU or its Affiliate, or any Employee Plans;

(e)                                  any liability arising from or related to any compliance or noncompliance on or prior to the Closing Date with any Law applicable to Talisker, the Business or the Business Assets;

(f)                                   any liability arising from or related to any Action against Talisker, the Business or the Business Assets pending as of the Closing Date or based upon any action, event, circumstance or condition arising as of or prior to the Closing Date, including the Actions identified on Schedule 2.4(f) of the Disclosure Schedules, but excluding any liability assumed by Buyer pursuant to Buyer’s admittance as a member of TLR pursuant to, or any liability related to or arising from, the Resolution Operating Agreement;

(g)                                  any transaction costs, fees, expenses or other similar liabilities incurred by Talisker or any Affiliate of Talisker arising out of or relating to the negotiation and preparation of this Agreement and the Transaction Documents (including fees and expenses payable to all attorneys and accountants, other professional fees and expenses and bankers’, brokers’ or finders’ fees for persons not engaged by Buyer);

(h)                                 any liability arising from or related to any Talisker Contract that is not an Assumed Talisker Contract;

(i)                                     any liability arising from or related to the Kirton Lien;

(j)                                    any liability arising from or related to construction liens and third party claims in connection with Talisker’s or its Affiliates’ real estate development, construction and sales activities on or near the Resort Premises, whether arising prior to the Closing Date or thereafter, including without limitation the CSM/Hardline Lien;

(k)                                 any liability arising from or related to the 2001 Trilogy Agreement;

(l)                                     any liability arising from or related to the Willow Draw Roadway Agreement;

(m)                             any liability arising from or relating to the LV13 Road Agreement;

(n)                                 any liability arising from or relating to the LV11 Road Agreement;

(o)                                 any Excluded Working Capital Liability; and

(p)                                 any liability or obligation relating to an Excluded Asset, other than Assumed Liabilities and liabilities or obligations of Buyer arising under the Lease or another Transaction Document, whether arising prior to or after the Closing Date.

Section 2.5                                    Consents and Waivers; Further Assurances.

(a)                                 Nothing in this Agreement or the Transaction Documents shall be construed as an agreement to lease, sell,  assign, transfer or deliver any Talisker Contract, Permit, Right or other Property that by its terms or pursuant to applicable Law is not capable of being leased, sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given.  Talisker shall use commercially reasonable efforts, and Buyer shall cooperate reasonably with Talisker, to obtain such consents and waivers and to resolve the impediments to the lease, sale, assignment, transfer or delivery contemplated by this Agreement or the Transaction Documents and to obtain any other consents and waivers necessary to convey to Buyer all of the Business Assets.  In the event any such consents or waivers required to consummate the Transactions are not obtained prior to the Closing Date, Talisker shall continue to use its  commercially reasonable efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and Talisker will cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Talisker in the benefits under any such Talisker Contract, Permit, Right or other Property, including performance by Talisker, if economically feasible, as agent; provided, that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consents or waivers had been obtained.  Nothing in this Section 2.5(a) shall affect Buyer’s right to terminate this Agreement under Section 9.1 in the event that any consent listed on Exhibit II is not obtained.  In addition, the parties acknowledge and agree that the arrangements set forth on Exhibit II with respect to certain of the consents listed on such exhibit are arrangements that Buyer may implement in its sole discretion, but subject to the terms, conditions and limitations set forth on Exhibit II, if it waives in whole or in part the condition to closing set forth in Section 7.3(b) with respect to such identified consents.

(b)                                 From time to time, whether before, at or following the Closing, Talisker, Talisker PropCo  and Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed, sold, leased, assigned, transferred or delivered to Buyer under this Agreement and the Transaction Documents and to assure fully to Talisker the performance of the undertakings and the assumption of the liabilities and obligations intended to be undertaken and assumed by Buyer pursuant to this Agreement and the Transaction Documents, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.

(c)                                  The parties hereby agree and acknowledge that Talisker PropCo and TCFC make no representations or warranties under this Agreement, provided, however, that Talisker PropCo and TCFC will cooperate with Talisker and Buyer to the extent action by Talisker PropCo or TCFC is necessary to consummate any of the transactions contemplated hereby and/or to cure a breach of any Talisker Fundamental Representation related to lands owned by Talisker PropCo.  In addition, Talisker PropCo (but not TCFC) shall make no distribution of cash or other assets to its members or its Affiliates following notice from Buyer of a claim for indemnification pursuant to and in accordance with the provisions of Article VIII seeking an amount which, when added to all previously demanded amounts, exceeds Two Million Dollars ($2,000,000), until such time and except to the extent such claim is satisfied by Talisker PropCo or its Affiliates, withdrawn or released by Buyer or determined by final court order not to be payable by Talisker PropCo.

Section 2.6                                    Closing.

(a)                                 In full consideration for the sale, lease, assignment, transfer, conveyance and/or delivery of the Business Assets to Buyer hereunder and pursuant to the Transaction Documents, at the Closing, Buyer shall (i) undertake the payment and other obligations contemplated under this Agreement and each of the Transaction Documents  and (ii) assume the Assumed Liabilities, including the Assumed Talisker Contracts to the extent provided herein.

(b)                                 The closing of the Transactions shall take place at a closing (the “Closing”) to be held at  10:00 a.m. Mountain Time on the date which is three (3) Business Days following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date),  or at such other place or at such other time or on such other date as Talisker and Buyer mutually may agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

(c)                                  At the Closing, Buyer shall fund all Funded Indebtedness of Talisker, including under the terms of the applicable Payoff Letters, other than any Funded Indebtedness as to which Buyer has received a duly executed Permitted Landlord Mortgagee Protection Agreement in the form attached hereto with such changes as may be approved by Buyer in its sole discretion.  Such funding shall be made in increments of “Advance Rent Months” as set forth on Exhibit QQ.  Buyer shall fund the minimum number of Advance Rent Months required to fund the Funded Indebtedness in full, with any excess funds attributable to the final Advance Rent Month required being paid directly to Talisker.

Section 2.7                                    Withholding.  Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement or any Transaction Document to any Person such amounts as Buyer reasonably determines is required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax Law or under any applicable legal requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF TALISKER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and shall not qualify any other provision of this Agreement or any Transaction Document), Talisker hereby represents and warrants to Buyer as follows:

Section 3.1                                    Organization and Qualification.

(a)                                 Except as set forth in the Datasite, each Talisker Party is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full limited liability company power, as applicable, to own, lease and operate the Business Assets and to carry on the Business as now conducted and as currently proposed to be conducted.  Except as set forth in the Datasite, each Talisker Party is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Business Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Talisker PropCo, TCFC and the Talisker Parties are all Affiliates.  The organizational chart attached as Schedule 3.1(b) of the Disclosure Schedules provides an accurate and true presentation of the relationship among Talisker PropCo, TCFC and the Talisker Parties.

Section 3.2                                    Authority.  Except as set forth in the Datasite, each Talisker Party has full limited liability company power to execute and deliver this Agreement and each of the Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Talisker Party of this Agreement and each of the Transaction Documents to which it will be a party and the consummation by each Talisker Party of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action.  This Agreement has been, and upon their execution each of the Transaction Documents to which each Talisker Party will be a party will have been, duly executed and delivered by such Talisker Party and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Transaction Documents to which any Talisker Party will be a party will constitute, the legal, valid and binding obligations of such Talisker Party, enforceable against such Talisker Party in accordance with their respective terms.

Section 3.3                                    No Conflict; Required Filings and Consents.

(a)                                 The execution, delivery and performance by each Talisker Party of this Agreement and each of the Transaction Documents to which each Talisker Party will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                     conflict with or violate the certificate of formation or limited liability company agreement of each Talisker Party;

(ii)                                  conflict with or violate any Law applicable to Talisker, the Business or any of the Business Assets or by which Talisker, the Business or any of the Business Assets may be bound or affected; or

(iii)                               except as disclosed on Schedule 3.3(a)(iii) of the Disclosure Schedules, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Talisker or the Business under, or result in the creation of any Encumbrance on any of the Business Assets pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Talisker is a party or by which Talisker, the Business or the Business Assets may be bound or affected, except for (x) any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, have not had or would not be expected to have a Material Adverse Effect, (y) such instruments as shall be terminated prior to the Closing or (z) matters which are currently, or hereafter become, the subject of the PCMR Litigation or any related proceeding.

(b)                                 Talisker is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Talisker of this Agreement and each of the Transaction Documents to which it will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Business Assets, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and as set forth on Schedule 3.3(b) of the Disclosure Schedules, (ii) any notice required to be given to, and any acknowledgement from, Summit County, (iii) any failure to file, seek or obtain notification, seek or obtain authorization, seek or obtain approval, seek or obtain an order, seek or obtain permission or seek or obtain consent that, individually or in the aggregate, have not had and would not be expected to have a Material Adverse Effect or (iv) matters which are currently, or hereafter become, the subject of the PCMR Litigation.

Section 3.4                                    Title to Assets; Sufficiency of Assets.

(a)                                 Talisker and Talisker PropCo has or immediately prior to the scheduled Closing will have, good, valid and marketable title to or a valid, enforceable fee or leasehold interest in all of the Business Assets, free and clear of any Encumbrance, other than Permitted Encumbrances.

(b)                                 To Talisker’s knowledge, except as set forth on Schedule 3.4(b) of the Disclosure Schedules, the Business Assets constitute all of the assets, properties and rights which are both owned by Talisker and/or any Talisker Affiliates and are necessary and sufficient for the conduct and operation of the Business as currently conducted.   Except as set forth on Schedule 3.4(b), none of the Excluded Assets (including any Rights associated with the Excluded Assets) are required for the conduct and operation of the Business in the manner set forth above.

(c)                                  To Talisker’s knowledge, the Demised Premises, as described in the Lease, and the easement rights obtained by Buyer under the Colony MOU Participation and Reimbursement Agreement, are accurately depicted, in all material respects, on the map attached hereto as Exhibit JJ, except to the extent of any inaccuracies, which, collectively, would not result in any Losses.  For purposes of this Section 3.4(c) and Section 3.8(c) only, Talisker’s “knowledge” shall be deemed to include any matter as to which Talisker has actual knowledge and any matter as to which Talisker reasonably should have had knowledge based on (x) a formal map, survey or draft survey, in each case prepared by a third party professional, or (y) written notice from a third party that has been within Talisker’s possession at any time.  For clarity, the Interim Policy shall not be deemed to include a map, survey, draft survey or written notice from a third party for purposes of the preceding sentence.

(d)                                 The Resort Premises constitutes all Real Property rights that are both (i) owned, leased or used by Talisker and its Affiliates in connection with the Business and (ii) necessary and sufficient for the conduct and operation of the Business as currently conducted.

(e)                                  The Resort Premises together with the Reserved Landlord Estate, the Excluded Assets and the additional land and/or property interests set forth on Schedule

3.4(e) of the Disclosure Schedules constitute all of the property interests or rights held (whether in fee, as a leasehold, easement, equity, partnership, joint venture, investment, option, reversionary, contractual, debt, or other right, but not including minerals, mineral rights, mineral interests or mining claims), directly or indirectly, by Talisker or any Related Party of Talisker within one (1) mile of any part of the Resort Premises (which, for clarity, shall not include the Additional Property) and/or within the area marked as the “Disclosure Area” on the map attached hereto as Exhibit KK.

Section 3.5                                    Financial Statements; No Undisclosed Liabilities.  Copies of the audited consolidated balance sheet of ASCU as at June 30, 2012 and June 30, 2011, and the related audited consolidated statements of results of operations and cash flows of ASCU, together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”) and the unaudited monthly balance sheets of the Business for the twelve months ending June 30, 2011 and June 30, 2012 and for the seven months ending January 31, 2013, together with all related notes and schedules thereto, are attached hereto as Schedule 3.5(a)(i) of the Disclosure Schedules.  Schedule 3.5(b)(ii) of the Disclosure Schedules sets forth adjustments to the balance sheet as of June 30, 2012to reflect the removal of any Excluded Assets and Excluded Liabilities  (the “Adjustment Schedule”).  Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects, other than the redaction of financial information that does not relate to the Business, and have been prepared in accordance with sound accounting practice and the books and records of ASCU, which books and records are true and correct, and (ii) with respect to the Financial Statements, have been prepared in accordance with GAAP.

Section 3.6                                    Absence of Certain Changes or Events.  Other than as reflected on the Adjustment Schedule or in the Datasite, since February 24, 2013:  (a) Talisker has conducted the Business only in the ordinary course consistent with past practice (except for negotiation of the terms of a loan modification with Sun Life Assurance Company of Canada); (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Business nor the Business Assets have suffered any loss, damage, destruction or other casualty that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; and (d) Talisker has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1, and that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

Section 3.7                                    Compliance with Law; Permits.

(a)                                 To Talisker’s knowledge, Talisker and each of the Business Assets is and has been in material compliance with all Laws applicable to in connection with the conduct or operation of the Business and the ownership or use of the Business Assets, other than any non-compliance with respect to any Improvement that is caused solely by change in applicable Law, as to which non-compliance (i) Talisker has no knowledge, and (ii) such change in Law does not render the current use of such Improvement a violation of Law (e.g., such use is “grandfathered”).  Neither Talisker nor any of its executive officers has received during the past five years, nor, to Talisker’s knowledge, is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that Talisker is not in material compliance with any such Laws.  Specifically:

(i)                                     Neither  Talisker nor any of its Representatives has violated the Foreign Corrupt Practices Act or the USA PATRIOT Act in connection with the Business, to the extent applicable. Talisker and its Representatives are in compliance with the Foreign Corrupt Practices Act and the USA PATRIOT Act in connection with the Business, to the extent applicable.

(ii)                                  Talisker is in compliance with the requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (such rules, regulations, legislation, or orders are collectively called the “Orders”).  Talisker: (i) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any applicable Orders (such lists are collectively referred to as the “Lists”); and (ii) is not owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person that has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(b)                                 Schedule 3.7(b) of the Disclosure Schedules sets forth a true and complete list of all Permits that, to Talisker’s knowledge, are necessary for Talisker to own, lease and operate the Business Assets and to carry on the Business as currently conducted.  Except as set forth in the Datasite, to Talisker’s knowledge, Talisker is and has been in compliance with all such Permits.  Except as set forth in the Datasite, to Talisker’s knowledge, no suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of Talisker, threatened.

Section 3.8                                    Additional Property.

(a)                                 To Talisker’s knowledge, the Additional Property is and has been in compliance with all applicable Environmental Laws, except for any noncompliance resulting from the operation of PCMR by Greater Park City or Greater Properties.  To Talisker’s knowledge, neither TLH or its Affiliates, nor any of its executive officers, has received, nor to Talisker’s knowledge is there any basis for, any notice, communication or complaint from a Governmental Authority or other Person alleging any such noncompliance.

(b)                                 TLH has or immediately prior to the scheduled Closing will have, good, valid and marketable title to the Additional Property, free and clear of any Encumbrance, except for the title exceptions identified in Schedule B of the Commitment for Title Insurance issued by the Title Company on March 15, 2013, Commitment No. 21808.

(c)                                  To Talisker’s knowledge, including any matter as to which Talisker is deemed to have knowledge as set forth in the second sentence of Section 3.4(c), the Additional Property is accurately depicted, in all material respects, on the map attached hereto as Exhibit LL, subject only to the Permitted Encumbrances.

(d)                                 Prior to the date hereof, and excluding the transactions contemplated herein, none of Talisker or any Affiliate of Talisker has transferred the “Leased Premises” under the PCMR Lease in a manner that provides Greater Park City or Greater Properties with the right to exercise the right of first refusal under Section 14 of the PCMR Lease.

Section 3.9                                    Employee Benefit Plans.

(a)                                 Schedule 3.9(a) of the Disclosure Schedules sets forth a complete and accurate list of the names of all current Business Employees who are classified for benefits eligibility purposes by ASCU as year-round, specifying their position and description of the areas of responsibility with respect to the Business.  The Business Employees are the only employees actively engaged in the Business, except for the Business Employees listed on Exhibit MM attached hereto.

(b)                                 Schedule 3.9(b) of the Disclosure Schedules set forth a true and complete list of all Employee Plans that cover any Business Employee.

(c)                                  Except as set forth in Schedule 3.9(c) of the Disclosure Schedules, except as set forth in the Datasite and except as would not reasonably be expected to result in any liability to Buyer:

(i)                                     none of the Pension Plans that covers any Business Employee who is a resident of the United States is a Multiemployer Plan or a Pension Plan that is subject to either Title IV of ERISA or Section 412 of the Code, and each such Pension Plan is qualified under the provisions of Section 401(a);

(ii)                                  each Welfare Plan that covers any Business Employee who is a resident of the United States and which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in compliance with the provisions of Part 6 of Title I of ERISA and 4980B of the Code at all times, and no such Welfare Plan provides health or welfare benefits (whether or not insured) to current or former Business Employees beyond their retirement or other termination of service, other than pursuant to Section 4980B of the Code; and

(iii)                               each Employee Plan complies and has complied in form and in operation with its terms and applicable law (including ERISA and the Code).

Section 3.10                             Labor and Employment Matters.

(a)                                 Except as set forth in the Datasite, other than the Ski Patrol Agreement, and the organizing activities associated therewith, Talisker or its Affiliates is not a party to any labor or collective bargaining Contract that pertains to any Business Employees and, to Talisker’s knowledge, there are no, and during the past five years have been no, organizing activities or collective bargaining arrangements that could affect the Business pending or under discussion with any Business Employees or any labor organization.  Talisker or its Affiliates have not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract affecting any Business Employees.  Except as set forth in the Datasite or disclosed on Schedule 3.10(a) of the Disclosure Schedules, there are no pending or, to the knowledge of Talisker, threatened (i) union grievances, unfair labor practice charges, or union representation questions or (ii) employment Actions (A) involving multiple Business Employees or (B) involving one (1) Business Employee claiming in excess of Ten Thousand Dollars ($10,000).

(b)                                 Except as set forth in the Datasite or disclosed on Schedule 3.10(b) of the Disclosure Schedules, Talisker is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to or affecting Business Employees or employment practices in connection with the Business that would have any continuing effect on Buyer.  Except as set forth in the Datasite, neither Talisker nor any of its executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to the Business that could potentially have any effect on Buyer and, to the knowledge of Talisker, no such investigation or inquiry is in progress.

Section 3.11                             Real Property.

(a)                                 Schedule 3.11(a)-1 of the Disclosure Schedules sets forth a true and complete list and depiction of all real property comprising the Resort Premises.  Other than as set forth on Schedule 3.11(a)-2 of the Disclosure Schedules, no parcel of Real Property is subject to any decree or order by a Governmental Authority to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefore, nor, to the knowledge of Talisker, has any such condemnation, expropriation or taking been proposed.

(b)                                 Schedule 3.11(b) of the Disclosure Schedules lists all leases, including, without limitation, the Osguthorpe Easement (which, solely for the disclosure purpose of this Section shall be deemed a lease), affecting the Real Property to which Talisker or any Affiliate is a party and specifies whether Talisker or such Affiliate is the “landlord” or “tenant” thereunder.  All leases affecting Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by Talisker or any other party thereto, nor, to Talisker’s knowledge, any event which, with notice or lapse of time or both, would constitute a default thereunder by Talisker or any other party thereto.  All leases affecting Real Property shall remain valid and binding in accordance with their terms following the Closing, or, if the same are assigned to Buyer under this Agreement, following their assignment to Buyer at the Closing.

(c)                                  To Talisker’s knowledge, there are no contractual or legal restrictions that preclude or restrict the ability to use any Real Property by Talisker or the Business for the current use of such Real Property, except as set forth in the Assumed

Talisker Contracts listed on Exhibit E or in the documents listed on Schedule B to the Interim Policy.

(d)                                 Other than the Tenancy in Common Agreement, the Easement Agreements, the Assumed Talisker Contracts and the Assumed Liabilities, to Talisker’s knowledge, there are no unrecorded documents, agreements or other instruments containing CC&Rs.  To Talisker’s knowledge, the Property and Talisker are in compliance with all CC&Rs.  Except as a set forth on Schedule 3.11(d) of the Disclosure Schedules, Talisker has no knowledge of any pending or proposed amendments to any such CC&Rs, and  Talisker has not received written notice that any portion of the Property or Talisker is in violation of any CC&Rs that remains uncured as of the date hereof.  Neither Talisker nor any Affiliate has previously transferred any of such Person’s rights, privileges, exemptions, powers, title and interest in and to any declarant rights, except such transfers as appear of record or by operation of law upon expiration.

(e)                                  Schedule 3.11(e) of the Disclosure Schedules sets forth a true and complete list of all unrecorded Owners’ Association Documents of which Talisker has knowledge.  Talisker LeaseCo has delivered or made available to Buyer true, correct and complete copies of all such Owners’ Association Documents.  Except as set forth on Schedule 3.11(e) of the Disclosure Schedules, Talisker has no knowledge of any pending or proposed amendments to any Owner’s Association Documents.  Talisker has not defaulted under any Owner’s Association Document that remains uncured as of the Closing Date.  Except as a result of condominium, single family lot or single family home sales or pursuant to a financing, Talisker has not previously transferred any of Talisker’s rights, privileges, exemptions, powers, title and interest (if any) in and to rights under any Owners’ Association Documents with respect to the Property or any portion of the Property that are described in the Assumed Talisker Contracts.

(f)                                   Except as set forth on Schedule 3.11(f) of the Disclosure Schedules, Talisker has no knowledge of and Talisker has received no written notice of any proposed new assessment, special assessment or levy (or increase in assessment or levy) by any owner’s association to which any part of the Real Property is or may be subject, or by any Governmental Authority with jurisdiction over all or any part of the Real Property.

(g)                                  Talisker has no knowledge and has received no written notice of any claim that the Real Property encroaches onto the property of another Person unless such claim has been resolved (either by a recorded instrument with perpetual duration or otherwise).  Schedule 3.11(g) of the Disclosure Schedules sets forth a true and complete list of all unrecorded interests created by Talisker or its Affiliates and, to Talisker’s knowledge, all other unrecorded encumbrances or property interests, in, rights to, or similar matters materially affecting the current use, operation or occupancy of the Resort Premises, other than any Assumed Talisker Contract listed on Exhibit E and any Permitted Encumbrances.

Section 3.12                             Intentionally Omitted.

Section 3.13                             Intellectual Property.

(a)                                 Schedule 3.13 of the Disclosure Schedules sets forth a true and complete list of all registered and material unregistered Marks and Patents and all registered Copyrights included in Talisker Canyons Intellectual Property, including any pending applications to register any of the foregoing, identifying for each whether it is owned by or licensed to ASCU.

(b)                                 Except as set forth in the Datasite, no registered Mark identified on Schedule 3.13 of the Disclosure Schedules has been or is now involved in any opposition or cancellation proceeding and, to the knowledge of Talisker, no such proceeding is or has been threatened with respect to any of such Marks.  Except as set forth in the Datasite, ASCU has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any registered Marks, issued Patents and registered Copyrights identified on Schedule 3.13 of the Disclosure Schedules (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(c)                                  ASCU exclusively owns, free and clear of any and all Encumbrances, all Talisker Canyons Intellectual Property identified on Schedule 3.13 of the Disclosure Schedules and all other Talisker Canyons Intellectual Property, except for Talisker Canyons Intellectual Property that is licensed to ASCU by a third party licensor pursuant to a written license agreement that remains in effect.  Neither ASCU nor any Affiliate has received any notice or claim challenging its ownership of any of Talisker Canyons Intellectual Property owned (in whole or in part) by ASCU, nor to the knowledge of Talisker is there a reasonable basis for any claim that it does not so own any of such Talisker Canyons Intellectual Property.

(d)                                 To the knowledge of Talisker, no loss or expiration of any of the material Talisker Canyons Intellectual Property is threatened, pending or reasonably foreseeable.

Section 3.14                             Taxes.

(a)                                 To the extent a breach or inaccuracy of any of the following could result in a liability of Buyer to any Person, whether as a result of a contract, provision of Law or otherwise, or an Encumbrance on any Business Asset: (i) Talisker has timely paid, withheld and deposited with the appropriate Governmental Authority (and, with respect to Taxes not yet due and payable, will timely pay, withhold and deposit with the appropriate Governmental Authority) all Taxes required to be paid, withheld and/or deposited, and has timely filed all Tax Returns, including with respect to the ownership or operation of the Business Assets or the Business; (ii) all such Tax Returns are (if previously filed), or will be (if not yet filed), true, correct and complete in all respects; (iii) there is no outstanding or threatened action, claim or other examination or proceeding relating to Taxes, and there is no reasonable basis for the assertion of any claims for Taxes, with respect to the Business Assets or the Business;  and (iv) Talisker has not received any notice or inquiry from any jurisdiction or taxing authority where Talisker does not file Tax Returns or pay Taxes with respect to the Business Assets or the Business to the effect that such filings may be required, Taxes may be required to be paid, or that the Business Assets or the Business may otherwise be subject to taxation.

(b)                                 There are no Taxes of Talisker that form or could form the basis for an Encumbrance, other than Taxes not yet due and payable, on any of the Business Assets.

(c)                                  Talisker has complied with all applicable Laws relating to record retention (including, without limitation, to the extent necessary to claim any exemption from sales tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

(d)                                 None of the Business Assets or Assumed Liabilities includes any Tax sharing, Tax indemnity, Tax allocation or other similar agreement, or any other agreement a significant purpose of which involves the allocation, determination or payment of Taxes.

(e)                                  For federal income tax purposes, throughout the term of the Lease, the  “Landlord” under the Lease will be a “United States person” as defined in the Code.

Section 3.15                             Water Rights.

(a)                                 Talisker has the right to use all rights represented by the Water Shares to the extent that same are needed for the operation of the Business (excluding the Additional Property) as currently conducted (the “Water Rights”).

(b)                                 At the Closing, the Water Shares shall be free from Encumbrance and Talisker will have satisfied all obligations set forth in the 2001 Trilogy Agreement with regard to the Water Shares.

(c)                                  Talisker has filed all forms and documents required by the Utah Division of Water Resources and any other governmental entity in the State of Utah to preserve the Water Rights, other than any such forms required in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents, which are the subject of Section 3.3.

(d)                                 Talisker has not taken any action to waive, amend or compromise its rights to and under the Water Shares, and Talisker has no knowledge of any actions by any other party or entity that would have waived, amended or compromised such rights.

Section 3.16                             Environmental Matters.

(a)                                 Except as set forth in the 2010 ENVIRON Report and the 2013 ENVIRON Report and except as identified on Schedule 3.16(a) of the Disclosure Schedules:

(i)                                     During the period of Talisker’s ownership and, to Talisker’s knowledge, at all times prior to Talisker’s ownership, the Resort Premises are and have been in material compliance with all applicable Environmental Laws in connection with the conduct or operation of the Business and the ownership or use of the Business Assets and the Resort Premises.  Neither Talisker nor any of its executive officers has received any notice, communication or complaint from a Governmental Authority or other Person alleging that Talisker has any liability under any such Environmental Law, or is not in material compliance with any such Environmental Law, in connection with the conduct or operation of the Business and the ownership or use of the Business Assets and the Resort Premises.

(ii)                                  During the period of Talisker’s ownership and, to Talisker’s knowledge, at all times prior to Talisker’s ownership, no Hazardous Substances are or have been present (except in material compliance with applicable Environmental Laws and relevant exemptions), and there is and has been no Release or threatened Release of Hazardous Substances or any investigation, clean-up, remediation or corrective action of any kind relating thereto, on any properties (including any buildings, structures, improvements, soils and subsurface strata, surface water bodies, including drainage ways, and ground waters thereof) currently or formerly owned, leased or operated by or for the Business or Talisker in connection with the Business or any predecessor company.  During the period of Talisker’s ownership and, to Talisker’s knowledge, at all times prior to Talisker’s ownership, no underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence.

(iii)                               To Talisker’s knowledge, Talisker holds all necessary Environmental Permits, and is and has been in material compliance therewith.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(b)                                 For purposes of this Agreement:

(i)                                     “Environmental Laws” means:  all present and future Laws and any amendments thereto (whether common law, statute, rule, order, regulation or otherwise), Permits, and other requirements of Governmental Authorities applicable to the Resort Premises and relating to the environment, human health or safety, or to any Hazardous Substance (including, without limitation, Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), Resource Conservation and

Recovery Act (“RCRA”), the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 to 136y, the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq. (the “Clean Water Act”), the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2671, the Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j-26, the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 101 et seq., and any laws or regulations administered by EPA, other applicable federal agencies and any similar laws or regulations of the State of Utah, Summit County, and Park City, Utah, all amendments thereto, and all regulations, orders, decisions and decrees, now or hereafter promulgated thereunder).

(ii)                                  “Environmental Permits” means all Permits required under any Environmental Law.

(iii)                               “Hazardous Substances” means and includes:

(a)                                 those substances included within the definitions of “hazardous substances,” “pollutants,” “contaminants,” “hazardous materials,” “toxic substances,” or “solid waste” in Environmental Laws, including but not limited to CERCLA, RCRA and the Clean Water Act; and

(b)                                 petroleum and its constituents, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel, or any mixture thereto.

(iv)                              “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)).

(v)                                 “2010 ENVIRON Report” means the Phase I Environmental Site Assessment and Limited Environmental Compliance Review dated December 2010.

(vi)                              “2013 ENVIRON Report” means the Phase I Environmental Site Assessment and Limited Environmental Compliance Review dated April 2013.

(vii)                           For purposes of this Section 3.16 only,  “knowledge,” with respect to Talisker is limited to the actual present knowledge of Jack Bistricer, Michael Goar, Paul Weinberger, Jeff Levine, David Smith and Mandy Scully

Section 3.17                             Material Contracts.

(a)                                 Except as set forth in Schedule 3.17(a) of the Disclosure Schedules (the “Material Contracts”), there are no Talisker Contracts (other than those described in clause (ii) of the definition of “Assumed Talisker Contracts”) that are material to the operation of the Business, including any Talisker Contracts relating to lifetime ski passes, or that restrict the scope of operation of the Business, or require any hours or days of operation of the Business.  For clarity, “Material Contracts” do not include the Assumed Talisker Contracts that are identified in clause (ii) of the definition thereof.

(b)                                 Except as set forth on Schedule 3.17(b) of the Disclosure Schedules, each Material Contract that contemplates obligations in excess of One Hundred Thousand Dollars ($100,000) per annum is a legal, valid, binding agreement, enforceable on its terms and is in full force and effect, except for any failure to be legal, valid, binding and/or enforceable on its terms arising from actions by the counterparty of which Talisker has no knowledge, and will continue to be in full force and effect on identical terms immediately following the Closing Date.  Neither Talisker nor, to the knowledge of Talisker, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract that contemplates obligations in excess of One Hundred Thousand Dollars ($100,000) per annum and is not cancelable with one (1) year’s notice without additional costs, including but not limited to the Osguthorpe Easement, the SITLA Ground Lease, the Colony Development Agreement, the Canyons SPA Development Agreement, the RVMA Agreement and the Colony MOU, nor has Talisker received any claim of any such breach, violation or default.  Talisker has delivered or made available to Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.18                             Insurance.  All casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Business and the Business Assets are in full force and effect and no application therefor included a material misstatement or omission.  Except as set forth in the Datasite and as disclosed on Schedule 3.18 of the Disclosure Schedules, no claim currently is pending under any such policy involving an amount in excess of $25,000.

Section 3.19                             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Talisker.  The Property will not, as a result of any act or omission of Talisker or any Affiliate, be subject to any claim for payment of brokerage fee, finder’s fee or similar commission as a result of any future transfer of the Property or any part thereof.

Section 3.20                             Financing.  Attached as Exhibit NN are true, accurate and complete copies of the Payoff Letters, which, among other things, set forth the amounts required to pay off all Funded Indebtedness in full (the “Payoff Amount”) as of the Execution Date, with per diem amounts for payoffs made subsequent to such date, which have been executed by the lender parties thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Talisker as follows:

Section 4.1                                    Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2                                    Authority.  Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which it will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Transaction Documents to which Buyer will be a party will have been, duly executed and delivered by Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Transaction Documents to which Buyer will be a party will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

Section 4.3                                    No Conflict; Required Filings and Consents.

(a)                                 The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                     conflict with or violate the certificate of incorporation or bylaws of Buyer;

(ii)                                  conflict with or violate any Law applicable to Buyer; or

(iii)                               result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Buyer is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Transaction Documents or would reasonably be expected to do so.

(b)                                 Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for any filings required to be made under the HSR Act.

Section 4.4                                    Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

ARTICLE V
COVENANTS

Section 5.1                                    Conduct of Business Prior to the Closing.  Except as set forth on Schedule 5.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, unless Buyer shall otherwise agree in writing, Talisker shall cause the Business to be conducted only in the ordinary course consistent with past practice, and shall preserve substantially intact the organization of the Business, keep available the services of the current Business Employees and consultants of the Business (other than terminations in the ordinary course of business) and preserve the current relationships of the Business with customers, suppliers and other persons with which the Business has significant business relations; provided, however, for the avoidance of doubt, Talisker shall not be required to make any capital expenditures for the Business, other than capital expenditures on account of routine maintenance in the ordinary course of business consistent with past practice.  By way of amplification and not limitation, between the date of this Agreement and the Closing Date, Talisker shall not do or propose to do, directly or indirectly, any of the following in connection with the Business or the Business Assets without the prior written consent of Buyer:

(a)                                 issue, sell, pledge, dispose of or otherwise subject to any Encumbrance any Business Assets (other than the Reserved Landlord Estate), other than sales or transfers of Inventory in the ordinary course of business consistent with past practice;

(b)                                 amend, waive, modify or consent to the termination of any Assumed Talisker Contract, or amend, waive, modify or consent to the termination of Talisker’s rights thereunder, or enter into any Contract in connection with the Business or the Business Assets other than in the ordinary course of business consistent with past practice;

(c)                                  authorize, or make any commitment with respect to, any single capital expenditure (excluding capital expenditures related to the Canyons Golf Course or capital expenditures made in the ordinary course of business consistent with past practice) for the Business that is in excess of One Hundred Thousand Dollars ($100,000), except where there is imminent risk to life, health or safety;

(d)                                 enter into any lease of real or personal property in connection with the Business involving a term of more than one (1) year or rental obligation exceeding One Hundred Thousand Dollars ($100,000) per year in any single case;

(e)                                  except in accordance with Schedule 5.1(e) of the Disclosure Schedules, increase the compensation payable or to become payable or the benefits provided to its Business Employees, except for normal merit increases consistent with past practice in salaries or wages of Business Employees who receive less than Fifty Thousand ($50,000) in total annual cash compensation from ASCU, or grant any severance or termination payment to, or pay, loan or advance any amount to, any Business Employee, or establish, adopt, enter into or amend any Employee Plan;

(f)            make any change in any method of accounting or accounting practice or policy affecting the financial statements of the Business, except as required by GAAP;

(g)           make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Tax Return relating to the Business other than on a basis consistent with past practice;

(h)           pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business or the Business Assets, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Financial Statements or subsequently incurred in the ordinary course of business consistent with past practice;

(i)            cancel, compromise, waive or release any right or claim relating to the Business or the Business Assets, other than in the ordinary course of business consistent with past practice;

(j)            permit the lapse of any existing policy of insurance relating to the Business or the Business Assets;

(k)           permit the lapse of any right relating to material Talisker Canyons Intellectual Property or any other intangible asset used or held for use in connection with the Business;

(l)            accelerate the collection of or discount any Receivables, delay the payment of liabilities that would become Assumed Liabilities or defer expenses, reduce Inventories or otherwise increase cash on hand in connection with the Business, except in the ordinary course of business consistent with past practices;

(m)          commence or settle any Action relating to the Business, the Business Assets, the Additional Property or the Assumed Liabilities, except for settlements of Actions or potential Actions in the ordinary course of business consistent with past practice and so long as such settlement does not create any material obligation on behalf of Buyer or otherwise burden the Resort Premises;

(n)           incur any additional Funded Indebtedness, unless prior thereto Talisker has delivered to Buyer a Permitted Landlord Mortgagee Protection Agreement with respect to such Funded Indebtedness in the form attached hereto as Exhibit U with such additions, revisions or modifications thereto as may be approved by Buyer in its sole discretion;

(o)           take any action, or intentionally fail to take any action, that would cause any representation or warranty made by Talisker in this Agreement or any Transaction Document to be untrue or result in a breach of any covenant made by Talisker in this Agreement, to the extent that such action or omission has or would reasonably be expected to have a Material Adverse Effect; or

(p)           announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2            Covenants Regarding Information.

(a)           From the date on which this Agreement is made public by Buyer and Talisker until the Closing Date, Talisker shall afford Buyer and its Representatives complete access (including for inspection and copying) at all reasonable times to the Business Assets and Talisker’s Representatives, properties, offices and other facilities, and books and records relating to the Business and the Business Assets, and shall furnish Buyer with such financial, operating and other data and information in connection with the Business and the Business Assets as Buyer may reasonably request, provided, however, that Talisker shall not be required to furnish to Buyer documents containing proprietary information, to the extent same do not primarily involve or relate to the Business or the Business Assets, or privileged documents.

(b)           Subject to the provisions of Section 5.9 hereof, on the Closing Date, Talisker will deliver or cause to be delivered to Buyer all Business Records, including but not limited to an electronic, editable copy of the existing customer databases on the Execution Date, original agreements, documents, books and records and files stored on computer disks or tapes or any other storage medium in the possession of Talisker relating to the Business and the Business Assets, to the extent such agreements, documents, books, records and files are not stored or kept on the Demised Premises.  Talisker shall be permitted to retain a copy of the customer database in compliance with its record retention policy, subject to privacy and other applicable Laws.

(c)           For a period of five (5) years from and after the Closing Date, Buyer shall provide Talisker LeaseCo with reasonable access to those agreements, documents, books and records (including those agreements, documents, books and records which are transferred from Talisker to Buyer pursuant to this Agreement or any Transaction Document) which arise from or relate to any period of time prior to the Closing Date

(d)           In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing or for any other reasonable purpose, for a period of 5 years following the Closing, Talisker shall:  (i) retain all books, documents, information, data, files and other records of Talisker that relate to the Business, the Business Assets or the Assumed Liabilities for periods prior to the Closing and which shall not otherwise have been delivered to Buyer; (ii) upon reasonable notice, afford Buyer and its Representatives reasonable access (including for inspection and copying, at Buyer’s expense), during normal business hours and on advance written notice, to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to the Business, the Business Assets or the Assumed Liabilities; and (iii) furnish Buyer and its Representatives reasonable assistance (at Buyer’s expense), including access to personnel, in connection with any such claims and other proceedings; provided, that such access shall be granted until the later of 5 years following the Closing and the expiration date of the applicable statute of limitations with respect to tax matters.

Talisker shall permit, promptly upon reasonable request, Buyer and its Representatives to use original copies of any such records for purposes of litigation; provided, that such records shall promptly be returned to Talisker following such use.

Section 5.3            Exclusivity.  Talisker agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, Talisker shall not, and shall take all action necessary to ensure that none of its Affiliates or any of their respective Representatives shall, directly or indirectly solicit, initiate, consider, encourage or accept any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Business or the Business Assets.

Section 5.4            Notification of Certain Matters; Supplements to Disclosure Schedules.

(a)           Talisker LeaseCo shall give prompt written notice to Buyer of (i) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would render any representation or warranty of Talisker contained in this Agreement or any Transaction Document, if made on or immediately following the date of such event, materially untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) to Talisker’s knowledge, any failure of Talisker or any Affiliate of Talisker to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Buyer’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Documents or (v) any Action pending or, to Talisker’s knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Transaction Documents.

(b)           Until the Closing Date, Talisker shall supplement the information set forth on the Disclosure Schedules with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or that is necessary to correct any information in the Disclosure Schedules or in any representation or warranty of Talisker which, after the Execution Date, has been discovered to be or, by the occurrence of an event after the Execution Date, has been rendered inaccurate promptly following discovery thereof by Talisker.  For the avoidance of doubt, no updates or supplements to the Exhibits (as opposed to the Disclosure Schedules) shall be permitted.  No such supplement, nor any information Buyer may otherwise obtain from Talisker or any other Person, shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Transaction Document or, except as noted below, have any effect for purposes of determining the satisfaction of the conditions set forth in Section 7.3, the compliance by Talisker with any covenant set forth herein or Buyer’s rights to indemnification pursuant to Section 8.2; provided that if and only if any such supplements disclose liabilities or information that, together with any other Losses previously arising, are reasonably likely to result in Losses of more than Two Million Dollars ($2,000,000) in the aggregate, then such  Losses shall be deemed a Material Adverse Effect for purposes of the condition in Section 7.3(a).  Buyer will discuss with Talisker in good faith prior to Closing the settlement of any indemnity obligations arising under this Agreement in respect of any Losses disclosed pursuant to this Section 5.4(b), provided, such discussions shall in no way be deemed to require a delay in Closing provided the conditions to Closing in Article VII are otherwise satisfied or waived.

Section 5.5            Payment of Liabilities.  Talisker shall pay or otherwise satisfy in the ordinary course of business, prior to the Closing, all of the currently due liabilities and obligations incurred in connection with the Business and, after the Closing, the Excluded Liabilities.

Section 5.6            Refunds and Remittances.  After the Closing:  (a) if Talisker or any of its Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Talisker promptly shall remit, or shall cause to be remitted, such amount to Buyer and (b) if Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Talisker or any of its Affiliates in accordance with the terms of this Agreement, Buyer promptly shall remit, or shall cause to be remitted, such amount to Talisker.

Section 5.7            Bulk Transfer Laws.  Buyer hereby waives compliance by Talisker with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the lease, assignment or sale of the Business Assets to Buyer (other than any obligations with respect to the application of the proceeds therefrom).

Section 5.8            Employee Matters.

(a)           Payment of wages, salaries, benefits and other liabilities to Business Employees (including without limitation accrued personal time off, vacation pay, sick leave, bonuses, incentive plans, pension benefits, severance benefits, COBRA rights, WARN Act liabilities, Utah WARN Act liabilities, and other benefits and employment liabilities, whether pursuant to the Employee Plans or otherwise) accrued, earned or due and solely attributable to employment prior to the Closing and at the time of the Closing, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such Business Employees solely attributable to employment prior to and at the time of Closing, shall be the sole responsibility of ASCU, and, no such wages, accrued or vested benefits, liabilities, vacation pay, personal time off or other benefits will be carried over to Buyer in the event Buyer hires such Business Employees in accordance with the Employee Lease Agreement.

(b)           ASCU shall save, defend, indemnify and hold harmless Buyer from and against any and all liability, claims, amounts and damages relating to the wages, salaries, benefits and other liabilities set forth in Section 5.8(a), including but not limited to any failure to take any action or provide any notice under the WARN Act, Utah WARN Act or the National Labor Relations Act.

(c)           Buyer shall have no obligation to utilize, maintain or assume responsibility for human resource management systems, human resource information systems, or any other employee-related systems of ASCU, and ASCU shall be solely responsible for any recordkeeping obligations arising prior to the Closing or at the time of the Closing with respect to Business Employees.

(d)           ASCU shall permit Buyer to interview and offer to hire at the termination of the Employee Lease, in Buyer’s sole discretion, any Business Employees, except those Business Employees listed on Exhibit MM attached hereto; provided nothing in this Agreement shall prevent Buyer from offering to hire any of the Business Employees listed on Exhibit MM following their termination of employment with ASCU or its Affiliate.  At least two days prior to the Closing Date, ASCU shall provide to Buyer a schedule providing an estimate of all amounts owed to each Business Employee assuming that they are terminated on the Closing Date (the “Closing Date Termination Fees”).  Any Closing Date Termination Fees or other amounts owed to any Business Employee shall be paid by ASCU or Buyer, as applicable, pursuant to the Employee Lease Agreement.

(e)           Buyer shall not assume any of the Employee Plans and neither ASCU nor any of its Affiliates will make any transfer of pension or other Employee Plan assets or liabilities to Buyer.

Section 5.9            Confidentiality.

(a)           Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated November 19, 2012 between Talisker Developments Inc. and Vail Resorts, Inc. (as previously amended, the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.9(a) shall terminate.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)           Buyer and Talisker each agree that Buyer Confidential Information and Talisker Confidential Information (each as defined below and, collectively, “Confidential Information”) shall be held and maintained by the receiving party in strictest confidence and in trust for the sole and exclusive benefit of Buyer and Talisker.  The receiving party shall not, without the prior written approval of the delivering party, disclose any of the Confidential Information to any other party, use (other than in connection with such party’s compliance with and/or enforcement of any Transaction Document) or permit the use of any of the Confidential Information by others for their own benefit or to the detriment of the delivering party; provided that the receiving party may disclose the Confidential Information (i) to the extent required by court order, subpoena or applicable law and/or requested by an arbitrator to be furnished or disclosed in connection with any arbitration under Section 10.9; and (ii) to its current and prospective, direct or indirect, accountants, attorneys, consultants, lenders, investors, members, managers, employees, purchasers and tenants, provided that such Persons agree (and in the case of prospective purchasers, lenders and investors, enter into a confidentiality agreement for the benefit of the delivering party) to enter into a confidentiality agreement with the receiving party on the same terms as are set forth in this Section 5.9 and need to know such Confidential Information, and, notwithstanding anything the contrary herein, in no event shall any Confidential Information be knowingly disclosed to any Tenant Competitor (as defined in the Lease).  For purposes of this Agreement, (i) “Buyer Confidential Information” consists of all information and data relating to the Business (including Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data), the Business Assets or the transactions contemplated hereby, except for data or information that is or becomes available to the public other than as a result of a breach of this Section, and (ii) “Talisker Confidential Information” consists of all information and data relating to the Talisker Parties, the Reserved Landlord Estate, the Excluded Liabilities and the Excluded Assets but shall not include any data or information relative to the operation of the Resort Premises; it being acknowledged and agreed that all information and data relating to the PCMR Historical Lease and the PCMR Litigation shall be considered Talisker Confidential Information until such time as a PCMR Demising Amendment (as defined in the Resolution LLC Agreement) has been executed.  For clarity, Buyer shall have access to Talisker Confidential Information relating to the PCMR Historical Lease and PCMR Litigation subject to the terms of the Resolution Operating Agreement.  Talisker acknowledges that Buyer will be required to disclose Talisker Confidential Information contained in the Financial Statements in connection with its reporting requirements under the Securities Exchange Act of 1934.

(c)           The receiving party shall take all reasonable action to protect the confidentiality of the Confidential Information, and hereby agrees to indemnify, defend, protect and hold the delivering party harmless against any and all liabilities, losses, damages, claims or expenses incurred or suffered by the delivering party as a result of any breach by the receiving party of this Section 5.9

(d)           The receiving party shall promptly notify the delivering party of any unauthorized release of Confidential Information known to the receiving party

(e)           (e)           The Confidential Information shall remain the sole and exclusive property of the delivering party.  Nothing herein shall be construed as granting or conferring any rights by license or otherwise, expressly, impliedly or otherwise, for any of the Confidential Information.

(f)            This Section 5.9 is intended to be consistent with, shall be subject to and limited by, and shall from time to time be modified to be consistent with all requirements of applicable state and federal income and other tax codes and regulations prohibiting, limiting or otherwise regulating the confidentiality of the Confidential Information.

(g)           For the avoidance of doubt, upon expiration of the obligations under Sections 5.9(b) and 5.9(c), the obligations provided in Section 14.18 of the Lease shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.10          Consents and Filings.  Talisker and Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents as promptly as practicable, including to (a) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents, (b) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law and (c) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Transaction Documents.  In furtherance and not in limitation of the foregoing, Talisker shall permit Buyer reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and Talisker shall not settle or compromise any such claim, suit or cause of action without Buyer’s written consent.  Notwithstanding anything herein to the contrary, Buyer shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Buyer or any of its Affiliates or any portion of the Business or the Business Assets or (ii) limit Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Business or the Business Assets or any of Buyer’s or its Affiliates’ other assets or businesses.

Section 5.11          Public Announcements.  Talisker and Buyer shall not issue any press release or other public statement with respect to the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be reasonably withheld or delayed, except in each case as may be required by applicable Law or reasonably necessary to comply with disclosure obligations under stock exchange rules. Talisker and Buyer shall mutually prepare a plan with regard to employee communications.

Section 5.12          Use of Name.  Promptly following Closing, except to the extent authorized or permitted under the Intellectual Property Agreement, Talisker will take all actions necessary to remove the name “Canyons” from Talisker’s legal name or filed fictitious name, domain names, d/b/a or similar filings, and will replace such name with names that otherwise comply with the Intellectual Property Agreement.

Section 5.13          Cooperation.  Following the Closing, Talisker will provide to Buyer and Buyer’s Representatives, at the sole cost of Buyer, such cooperation and information as and to the extent reasonably requested in connection with the preparation of stand-alone financial statements for the Business or in complying with disclosure obligations under Law or stock exchange rules, including but not limited to providing historical audited financial information for the Business and assisting Buyer in obtaining any auditor consent reasonably necessary to comply with any such disclosure obligations.  Following the Closing, Buyer will provide to Talisker and Talisker’s Representatives such cooperation and information regarding the operations of the Business up to and including the Closing Date, including but not limited to providing available audited financial information for the Business for such period to the extent otherwise prepared by Buyer, as and to the extent reasonably requested in connection with the preparation of Talisker’s Tax Returns.

Section 5.14          PCMR.  Following the Execution Date, neither Talisker nor its Affiliates will engage in any transaction, or any negotiations in contemplation thereof, with PCMR or its Affiliates except as specifically authorized by Buyer in writing (including an email from Robert Katz to Jack Bistricer) and in advance, including any transaction that would result in the acquisition of all or any part of the assets or equity interests of PCMR or its Affiliates.

Section 5.15          Grand Summit Litigation  Talisker shall obtain Buyer’s prior written consent, not to be unreasonably withheld, to any proposed settlement of the Grand Summit Litigation that results, or is reasonably likely to result in a future payment obligation of Buyer.  Buyer may elect to assume the carriage of the Grand Summit Litigation provided Buyer obtains Talisker’s prior written consent to any proposed settlement of the Grand Summit Litigation which creates, or is reasonably likely to create, any payment or other obligation on Talisker or to result in a material adverse effect on Talisker.

ARTICLE VI
TAX MATTERS

Section 6.1            Transfer Taxes and Assessments.  Buyer shall pay all transfer taxes and assessments arising from or relating to all transactions contemplated by this Agreement, including, without limitation, any RETA transfer assessment.  Buyer shall control the preparation and filing of all Tax Returns relating to such items, and Talisker shall cooperate as requested by Buyer in connection therewith.  No Tax Return with respect to such items shall be filed without Buyer’s advance written consent.  Buyer shall control any audits, inquiries, or other proceedings with any Governmental Authority with respect thereto.

Section 6.2            Property Taxes.  Notwithstanding anything herein to the contrary, in the case of any real or personal property taxes or similar ad valorem taxes attributable to the Business Assets (other than Business Assets that are specifically included within the Demised Premises under the Lease) for which Taxes are reported on a Tax Return covering a period commencing before the Closing Date and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Buyer and Talisker on a pro rata per diem basis.  The party required by Law to pay any such Straddle Period Tax (the “Paying Party”) to the extent such payment exceeds the obligation of the Paying Party hereunder shall provide the other (the “Non-Paying Party”) with proof of payment, and within ten days of receipt of such proof of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.  The party required by Law to file a Tax Return with respect to Straddle Period Taxes shall do so within the time period prescribed by Law.

Section 6.3            Cooperation.  Talisker shall provide to Buyer such cooperation and information as and to the extent reasonably requested in connection with the filing by Buyer of any Tax Return or determining liability for Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes.  Talisker will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters of the Business for the Tax period first ending after the Closing Date and for all prior Tax periods until the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1            General Conditions.  The respective obligations of Buyer and Talisker to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)           HSR Act.  Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Transaction Documents shall have expired or shall have been terminated without resulting in any restraint or restriction by any Governmental Authority.

(b)           No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

Section 7.2            Conditions to Obligations of Talisker.  The obligations of Talisker to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Talisker in its sole discretion:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Buyer contained in this Agreement or any Transaction Document or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date.  Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Transaction Document to be performed or complied with by it prior to or at the Closing.

(b)           Deliveries.  Talisker shall have received an executed copy of each of the Transaction Documents or documents listed in Section 2.1 as being required to be delivered by Buyer.

Section 7.3            Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Talisker contained in this Agreement or any Transaction Document or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date, in each case except where such failures to be true and correct in all material respects, individually or in the aggregate, has not had or is reasonably not likely to have a Material Adverse Effect.  Talisker shall have performed all material obligations and agreements and complied with all material covenants and conditions required by this Agreement or any Transaction Document to be performed or complied with by it prior to or at the Closing.

(b)           Consents and Approvals.  All authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents listed on Exhibit II shall have been received.

(c)           Deliveries.  Buyer shall have received an executed copy of each of the Transaction Documents or documents listed in Section 2.1 as being required to be delivered by Talisker.

ARTICLE VIII
INDEMNIFICATION

Section 8.1            Survival of Representations and Warranties.  The representations and warranties of Talisker and Buyer contained in this Agreement and the Transaction Documents and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the first (1st) anniversary of the Closing Date; provided, however, that:

(a)           the representations and warranties set forth in Sections 3.1 and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Sections 3.19 and 4.4 relating to broker’s fees and finder’s fees (such Sections, together with Section 3.4, Section 3.8 and Section 3.14 (as to which survival is addressed below), are collectively referred to herein as the “Fundamental Representations”), and any misrepresentation constituting fraud or willful and intentional breach, shall survive indefinitely;

(b)           the representations and warranties set forth in the Resolution Operating Agreement relating to the PCMR Litigation and the Additional Property shall survive until the 60th day following settlement, dismissal or judgment in the PCMR Litigation at the district court level with respect to the claims relating to the alleged extension, renewal or continued existence of the PCMR Historical Lease;

(c)           the representations and warranties set forth in Section 3.4 relating to the Business Assets and Sections 3.8(b) and 3.8(c) relating to the Additional Property shall survive as follows:

(i)            until (A) the 60th day following the date on which Buyer receives an issued ALTA Policy, in a form reasonably acceptable to Buyer, or (B) if earlier, the 150th day following receipt of a commitment for such ALTA Policy (so long as such commitment includes an ALTA Survey (which need not include Items 2 (addresses), 6 (zoning), 7 (building dimensions at ground level and height), 10 (party walls), 12 (government agency — HUD and lease on BLM managed lands) and 21 (surveyors liability insurance) from Table A of the ALTA Survey requirements), and in each such case the representations or warranties in Section 3.4 or 3.8(b)  shall not survive beyond the applicable date set forth in (A) or (B) above as to a matter which relates to the parcels of real property included in such ALTA Policy (or commitment, as applicable) and which is reasonably evident from a review of (1) the survey included in the ALTA Policy or commitment, as applicable, (2) any Encumbrances listed in Schedule B to such ALTA Policy or commitment, as applicable and (3) any changes to the legal descriptions of the Demised Premises included in such ALTA Policy or commitment, as applicable, compared to the legal descriptions set forth on Exhibit E to the Lease, and

(ii)           with respect to any other breach, for two ski seasons following the 60th day following the date on which the Buyer receives a Title Commitment that, together with any prior title commitments and/or ALTA Policies received by Buyer, covers all of the Resort Premises.  Talisker will pursue the procurement and purchase of the ALTA Survey of all the real property comprising the Resort Premises referenced in this Section 8.1(c) diligently and in good faith; provided, that Buyer shall have the right to participate in procurement of such ALTA Survey.  Buyer will pursue the ALTA Policies diligently and in good faith.

(d)           the representations and warranties set forth in Section 3.14 relating to Taxes shall survive until the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof); and

(e)           the representations and warranties set forth in Section 3.8(a) and Section 3.16 relating to environmental matters shall survive until the third (3rd) anniversary of the Closing Date.

Neither Talisker nor Buyer shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

Section 8.2            Indemnification by Talisker Talisker and Talisker PropCo (but only to the extent that, from time to time, there is an unsatisfied judgment against Talisker), jointly and severally (but, for clarity, not TCFC) shall save, defend, indemnify and hold harmless Buyer and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing to the extent arising as a result of or relating to:

(a)           any breach of any representation or warranty made by Talisker contained in this Agreement (including all schedules hereto) in connection with the transactions contemplated hereby or thereby (without giving effect to any materiality limitations or qualifications thereto, including materiality or Material Adverse Effect;

(b)           any breach of any covenant or agreement by Talisker contained in this Agreement or any Transaction Document; or

(c)           any Excluded Asset or Excluded Liability.

Section 8.3            Indemnification by Buyer.  Buyer shall save, defend, indemnify and hold harmless Talisker and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)           any breach of any representation or warranty made by Buyer contained in this Agreement (including all schedules hereto) in connection with the transactions contemplated hereby or thereby (without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect or other exception set forth therein);

(b)           any breach of any covenant or agreement by Buyer contained in this Agreement or any Transaction Document; and

(c)           after the Closing, any Assumed Liability.

Section 8.4            Procedures.

(a)           In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party

(a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure by the Indemnified Party to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)           If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party.  Notwithstanding the foregoing, (i) the Indemnifying Party shall not be entitled to assume the defense of (x) any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, or (y) any Third Party Claim relating to Taxes with respect to a period beginning before and ending after the Closing Date, and (ii) the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim described in clauses (x) and/or (y).  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.  If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing,

(ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder or (iv) would have an adverse effect on the Indemnified Party with respect to Taxes.

(c)           The indemnification required hereunder in respect of a Third Party Claim shall be made by prompt payment by the Indemnifying Party of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party, together with interest on any amount not repaid as necessary to the Indemnified Party by the Indemnifying Party within five (5) Business Days after the Indemnifying Party’s receipt of notice of such Losses, at  Interest Rate (as defined in the Lease).

(d)           The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(e)           In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure by the Indemnified Party to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII.  If the Indemnifying Party does not notify the Indemnified Party within ten (10) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(f)            Talisker shall have 90 days from the date of notice under Section 8.4(e) by Buyer of a Loss relating to a breach of Section 3.4, Section 3.11 or Section 3.15 to cure such breach by delivering a right to control and possession of any Real Estate or Water Rights, the absence of which gives rise to such breach, including by delivering a leasehold or easement right to Buyer.

(g)           Notwithstanding anything to the contrary in this Article VIII, upon written notice to Talisker pursuant to the Investment Agreement and Sundial Mortgage, as applicable, Buyer shall have the right to exercise its remedies under the Investment

Agreement or the Sundial Mortgage to satisfy any liability, loss, cost or expense incurred by the Indemnified Party in connection with such dispute or the exercise of the Indemnified Party’s rights under this Agreement.

(h)           Notwithstanding the provisions of Section 10.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

Section 8.5            Limits on Indemnification.

(a)           Notwithstanding anything to the contrary contained in this Agreement, subject to Section 8.5(b):  (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds Two Million Dollars ($2,000,000) (the “Basket”), in which case the Indemnifying Party shall be liable only for the amount of such Losses exceeding the Basket, and (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to the causes set forth in Section 8.2(a) or Section 8.3(a), as the case may be, shall be an amount equal to Twenty-Five Million Dollars $25,000,000 (the “Cap”).

(b)           The Basket and the Cap shall not apply to Losses arising out of or relating to (x) the inaccuracy or breach of any Fundamental Representation or (y) fraud or intentional breach.

(c)           The Indemnified Party may not make a claim for indemnification under Section 8.2(a) or Section 8.3(a), as the case may be, for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period thereof specified in Section 8.1, except as otherwise expressly provided in Section 8.1.

(d)           Buyer shall not be entitled to indemnification under Section 8.2(c) with respect to (i) any violation of Environmental Law  or Release of Hazardous Substance disclosed in the 2010 Environ Report and the 2013 Environ Report, or (ii) any violation of Law that would not be a breach of Talisker’s representation in Section 3.7(a).

Section 8.6            Remedies Not Affected by Investigation, Disclosure or Knowledge.  If the Transactions are consummated, Buyer expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty (as such representations and warranties may be specifically modified or limited by the Disclosure Schedules or the Datasite), or covenant contained herein, notwithstanding any investigation by, disclosure to or knowledge of Buyer in respect of any facts or circumstances that reveal the occurrence of any such breach, whether before or after the execution and delivery hereof.

ARTICLE IX
TERMINATION

Section 9.1            Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of Buyer and Talisker;

(b)           (i) by Talisker, if Buyer breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would materially impair the ability of Buyer to consummate, or prevent, any of the Transactions, and would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within thirty (30) days following delivery to Buyer of written notice of such breach or failure to perform and (C) has not been waived by Talisker or (ii) by Buyer, if Talisker breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (I) would result in a Material Adverse Effect or would materially impair the ability of Talisker to consummate, or prevent, any of the Transactions, and would give rise to the failure of a condition set forth in Section 7.3, (II) cannot be or has not been cured within thirty (30) days following delivery to Talisker of written notice of such breach or failure to perform and (III) has not been waived by Buyer;

(c)           by either Talisker or Buyer if the Closing shall not have occurred by July 31, 2013; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(d)           by either Talisker or Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 5.10, to have such order, decree, ruling or other action vacated.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2            Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.19 and 4.4 relating to broker’s fees and finder’s fees, Section 5.10 relating to confidentiality, Section 5.11 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing Law, Section 10.9 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X
GENERAL PROVISIONS

Section 10.1          Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.2          Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by a duly authorized officer on behalf of each party.

Section 10.3          Waiver.  No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, only upon written confirmation expressly acknowledging receipt by facsimile, e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                     if to Talisker, to:

c/o Talisker Corp.
145 Adelaide Street West
Toronto, Ontario M5H4E5
Canada
Attention:  Jack Bistricer
Facsimile:  (416) 864-0258
E-mail:  jbistricer@taliskercorp.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
75 East 55th Street
New York, New York 10022
United States
Attention:  Bruce S. DePaola, Esq
Facsimile: (212) 230-7879
E-mail:  brucedepaola@paulhastings.com

(ii)                                  if to Buyer, to:

c/o Vail Resorts Management Company

390 Interlocken Crescent

Broomfield, CO 80021

United States

Attention: Fiona Arnold, EVP & General Counsel

Facsimile: (303) 648-4787

Email:  FArnold@vailresorts.com & MWarren@vailresorts.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1801 California St., Suite 4200
Denver, Colorado 80202
United States
Attention:  Beau Stark
Facsimile:  (303) 313-2839
E-mail:  BStark@gibsondunn.com

Section 10.5          Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this

Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section 10.6          Entire Agreement.  This Agreement (including the Exhibits and Disclosure Schedules hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7          No Third-Party Beneficiaries.  Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to confer or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.8          Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Utah, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Utah.

Section 10.9          Arbitration.  Any dispute arising under or relating to this Agreement excluding matters which involve claims for equitable relief (an “Arbitrable Matter”) shall be submitted to arbitration as set forth in this Section 10.9.  Any disputes under which either party seeks any form of equitable relief, including specific performance or an injunction, but not money damages, will be resolved in court proceedings under the procedures set forth in Section 10.11.

(a)           If either Talisker or Buyer desires to submit an Arbitrable Matter to arbitration, then Talisker or Buyer, as the case may be (the “Arbitration Complaining Party”) shall deliver a notice (an “Arbitration Demand”) to the other party hereto (the “Arbitration Non-Complaining Party”), stating the matter to be submitted to arbitration.  Any arbitration of an Arbitrable Matter under this Agreement shall be subject to and conducted in accordance with the applicable commercial arbitration rules of the AAA which are then in effect, except as modified by the terms of this Agreement.

(b)           Either the Arbitration Complaining Party or the Arbitration Non-Complaining Party may elect to serve a written notice on the other, and on the AAA, either in the Arbitration Demand or within five calendar days of receiving the Arbitration Demand, calling for appointment of three neutral arbitrators instead of one.  If neither sends such a notice, the AAA shall appoint one neutral arbitrator using the procedure set forth in its rules.  After selection of the arbitrator(s), each of Talisker and Buyer shall have sixty (60) Business Days to engage in discovery (including, without limitation, requesting documents from the other party and delivering requested documents to the other party, and each party taking depositions (not to exceed four hours) of up to two witnesses).  The arbitrator(s) shall schedule a hearing (the “Hearing”) to commence within ten (10) Business Days of the conclusion of such sixty (60) day discovery period.  The Hearing will be held in Salt Lake City, Utah unless the parties agree in writing to a different location.  At the Hearing, the selected arbitrator(s) will review any evidence the parties present.  Talisker and Buyer shall each have the right to appear and be represented by counsel before the arbitrator(s) and to submit such evidence, data and memoranda in support of their respective positions as they may deem necessary or appropriate in the circumstances.  The arbitrator(s), in connection with the foregoing, shall have the right to retain and consult experts and competent authorities skilled in the matter under arbitration.  The arbitrator(s) shall resolve the Arbitrable Matter and make a determination within ten (10) Business Days after the date the Hearing is concluded.  The determination of the arbitrator(s) shall be in writing and be final and conclusive on the parties and copies thereof shall be delivered to each of the parties.  Judgment may be had on the determination of the arbitrator(s) so rendered in any court of competent jurisdiction.  If for any reason whatsoever the written determination of the arbitrator(s) shall not be rendered within 180 Business Days after the date of the initial Arbitration Demand, then at any time thereafter before such decision shall have been rendered either party may apply to a Utah court having jurisdiction (or to any other court having jurisdiction) by action, proceeding or otherwise (but not by a new arbitration proceeding) as may be proper to render a decision consistent with the provisions of this Agreement.  The parties shall cooperate with scheduling and similar procedural matters to permit the arbitrator(s) to make his or her determination as expeditiously as possible.

(c)           If one party shall entirely prevail in an arbitration, as determined by the arbitrator(s), then the losing party in such arbitration will pay all of the prevailing party’s costs incurred in connection therewith, including, without limitation, the costs and fees of the arbitrator(s); provided, however, if neither party shall entirely prevail in the arbitration, each party shall pay the attorneys’ fees, witness fees and similar expenses (including expenses of presenting its own proof) incurred by such party and the fees and expenses of the arbitrator(s) and all other expenses of the arbitration shall be borne by the parties equally.

Section 10.10       Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Buyer may assign this Agreement to any Affiliate of Buyer without the prior consent of Talisker; provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.11       Enforcement in Court of Claims for Equitable Relief Including Specific Performance or an Injunction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached.  Accordingly, notwithstanding anything to the contrary in Section 10.9, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Utah State or federal court, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 10.12       Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Transaction Document refer to United States dollars, which is the currency used for all purposes in this Agreement and any Transaction Document.

Section 10.13       Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.14       Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.15       Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.16       Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.17       Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.18       No Presumption Against Drafting Party.  Each of Buyer and Talisker acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Buyer and Talisker have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TALISKER

ASC UTAH LLC,
a Delaware limited liability company

By:	/s/ Jack Bistricer
	Name:	Jack Bistricer
	Title:	Chairman

TALISKER LAND HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Jack Bistricer
	Name:	Jack Bistricer
	Title:	Chairman

TALISKER CANYONS LANDS LLC,
a Delaware limited liability company

By:	/s/ Jack Bistricer
	Name:	Jack Bistricer
	Title:	Chairman

TALISKER CANYONS LEASECO LLC,
a Delaware limited liability company

By:	/s/ Jack Bistricer
	Name:	Jack Bistricer
	Title:	Chairman

TALISKER CANYONS PROPCO LLC,
a Delaware limited liability company

By:	/s/ Jack Bistricer
	Name:	Jack Bistricer
	Title:	Chairman

[Signature page to Transaction Agreement]

AMERICAN SKIING COMPANY RESORT PROPERTIES LLC,
a Delaware limited liability company

By:	/s/ Jack Bistricer
	Name:	Jack Bistricer
	Title:	Chairman

TALISKER CANYONS FINANCE CO LLC,
a Delaware limited liability company

By:	/s/ Jack Bistricer
	Name:	Jack Bistricer
	Title:	Chairman

[Signature page to Transaction Agreement]

BUYER

VR CPC HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Robert A. Katz
	Name:	Robert A. Katz
	Title:	Chief Executive Officer

[Signature page to Transaction Agreement]